[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.47

COLLABORATION AND LICENSE Agreement

This Collaboration and License Agreement (the “Agreement”) is entered into as of October 29, 2018 (the “Effective Date”), by and between Rigel Pharmaceuticals, Inc., a Delaware company having an address at 1180 Veterans Blvd., South San Francisco, CA 94080, USA (“Rigel”) and Kissei Pharmaceutical Co. Ltd., a Japanese company having an address at 19-48 Yoshino, Matsumoto, Nagano 399-8710, Japan (“Kissei”).  Rigel and Kissei may be referred to herein individually as a “Party” or collectively as the “Parties”.

Recitals

Whereas, Rigel, a biopharmaceutical company, owns or controls certain patents, know-how, and other intellectual property relating to its proprietary compound fostamatinib disodium hexahydrate, also known as TAVALISSE™ in the United States, which has been approved by the FDA for the treatment of chronic immune thrombocytopenia and is under development for the treatment of autoimmune hemolytic anemia, IgA nephropathy, and potentially other indications;

Whereas, Kissei, a pharmaceutical company, possesses substantial resources and expertise in the development and commercialization of pharmaceutical products; and

Whereas, Kissei and Rigel desire to form a collaboration for the continued development and commercialization of fostamatinib disodium hexahydrate, all on the terms and conditions set forth below.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rigel and Kissei hereby agree as follows:

1.	Definitions

1.1 “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, but for only so long as such control exists.  As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.2 “AIHA” means autoimmune hemolytic anemia.
1.3 “Allowable Increases” has the meaning set forth in Section 4.5(b).
1.4 “ANS” has the meaning set forth in Section 8.5(c)(iii).

1.5 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.6 “Auditor” has the meaning set forth in Section 9.4.
1.7 “Base Percent” has the meaning set forth in Section 8.5(a)(ii).
1.8 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.9 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.
1.10 “CFDA” means the China Food and Drug Administration or its successor.
1.11 “Claim” has the meaning set forth in Section 12.3.
1.12 “Clinical Trial” or “Clinical Trials” means Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or Phase 4 Clinical Trial, as the context dictates.

1.13 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Products to customers) of Products in the Field, including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting and filling Product orders) and distribution.  “Commercialize” and “Commercializing” have correlative meanings.

1.14 “Commercialization Plan” has the meaning set forth in Section 6.2.

1.15 “Commercialization Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the First Commercial Sale of such Product in such country and ending on the later of (a) the expiration of the last‑to‑expire Valid Claim of the Rigel Patents (including Joint Patents) covering such Product in such country, including its composition, method of manufacture, or method of use, in each case in the form of the Product that is actually Commercialized, and (b) ten (10) years after the First Commercial Sale of such Product in such country.

1.16 “Commercially Reasonable Efforts” means, with respect to a Party and its obligations under this Agreement, those commercially reasonable efforts and resources consistent with the usual practices of a similarly situated company for the development and commercialization of a pharmaceutical product originating from its own research and development department without a royalty obligation to others, which is at a similar stage of research, development, or commercialization, taking into account that product’s profile of efficacy and safety; proprietary position, including patent and regulatory exclusivity; regulatory status, including anticipated or approved labeling and anticipated or approved post-approval requirements; anticipated, present and future market and commercial potential, including competitive market conditions, and all other relevant factors, including technical, legal, scientific, economic and/or medical factors.  Commercially Reasonable Efforts requires that a Party: (a) at a minimum establish a plan to achieve objectives and assign specific responsibilities for the achievement of that plan and (b) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.17 “Committee” means the JSC or any subcommittee established by the JSC, as applicable.
1.18 “Competing Product” means any product or compound, other than the Compound or Product, that [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.19 “Complementary Product” means any proprietary (i.e., not generic) product or compound, other than the Compound or Product, that is [*].
1.20 “Compound” means fostamatinib disodium hexahydrate, having the chemical structure set forth in Exhibit A(1).
1.21 “Compound Invention” has the meaning set forth in Section 10.1(b)(ii).
1.22 “Confidentiality Agreement” means that certain Confidential Disclosure Agreement between Rigel and Kissei dated as of July 13, 2017, as amended.

1.23 “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement; provided that all Rigel Technology will be deemed Rigel’s Confidential Information, all Kissei Technology will be deemed Kissei’s Confidential Information, and all Joint Inventions and Joint Patents will be deemed both Parties’ Confidential Information.

1.24 “Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such Know-How, Patents, or other intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party or any Applicable Laws, or misappropriating the proprietary or trade secret information of a Third Party.

1.25 “Cost of Goods” means, with respect to the Drug Product, the fully burdened cost to manufacture and supply such Drug Product, which means: (a) in the case of [*]; and (b) in the case of [*].
1.26 “CTN” means the Clinical Trial Notification filed with the PMDA which is required to commence human clinical trials of a pharmaceutically active agent in humans in Japan.

1.27 “Data” means any and all scientific, technical, test, marketing, or sales data pertaining to any Product that is generated by or on behalf of Rigel, Kissei, and their respective Affiliates and sublicensees, including research data, clinical pharmacology data, pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND, CTN, or MAA with respect to any Product.

1.28 “Developing Party” has the meaning set forth in Section 4.3(a).

1.29 “Development” means all development activities for the Compound and Product that are directed to obtaining Regulatory Approval(s) of the Product in the Field and lifecycle management of the Product in any country in the world, including all CMC-related, non-clinical, preclinical, and clinical testing and studies of the Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for the Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval, including Phase 4 Clinical Trials; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have correlative meanings.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.30 “Development Costs” means the costs incurred by a Party or for its account or by the Parties jointly, during the Term and pursuant to this Agreement, that are specifically directed (or reasonably allocable) to the Development of a Product.  The Development Costs shall include [*] and [*].

1.31 “Development Plan” has the meaning set forth in Section 4.2.
1.32 “Drug Product” means the Compound, having the chemical structure set forth in Exhibit A(1), manufactured into unit doses but not packaged or labelled.
1.33 “ENS” has the meaning set forth in Section 8.5(c)(i).
1.34 [*].
1.35 “Executive Officers” means the [*] of Rigel and the [*] of Kissei.

1.36 “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, in each case, as amended.

1.37 “Extended Commercialization Term” means the period commencing on the expiration of the Commercialization Term and extending for the period of time during which Rigel continues to supply to Kissei the Product under the Supply Agreement.

1.38 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.
1.39 “FDA” means the U.S. Food and Drug Administration or its successor.
1.40 “Field” means the treatment, palliation, or prevention of human disease, including chronic or persistent ITP, AIHA, and IgAN.

1.41 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product in such country by Kissei or its Affiliates or Sublicensees to a Third Party after Regulatory Approval for such Product has been obtained in such country.

1.42 “FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period (consisting of a total of [*] hours per year of dedicated effort).  Any person who devotes more or less than [*] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [*].  For clarity, the hours spent by temporary workers and contractors on applicable activities may be treated as FTE on a pro-rata basis.

1.43 “FTE Rate” means an initial rate of (a) with respect to Rigel’s personnel, [*] per FTE per year and (b) with respect to Kissei’s personnel, [*], which rate shall apply through December 31, 2018.  Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) (x) with respect to Rigel, in the [*], and (y) with respect to Kissei, in the [*] (both changes based on the change from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.44 “GCP” means the current clinical practice as set out in (i) ICH Harmonized Guidance on current Good Clinical Practice (CPMP/ICH/135/95), (ii) US Code of Federal Regulations, Title 21, Chapters 50, 54, 56, 58, 210, 211 and 312, as amended, and (iii) the equivalent law or regulation in any other applicable jurisdiction in the Kissei Territory.

1.45 “Generic Product” means, with respect to a Product in a particular regulatory jurisdiction, any pharmaceutical product that (a) contains the same active pharmaceutical ingredient(s) as such Product; (b) is approved by the Regulatory Authority in such country as a substitutable generic for such Product on an expedited or abbreviated basis based on bioequivalence or interchangeability with the Product; and (c) is sold in such jurisdiction by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of Rigel, Kissei, or their respective Affiliates, licensees, or sublicensees hereunder.

1.46 “GLP” means current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other equivalent regulatory standards in jurisdictions outside the U.S.), as amended.

1.47 “GMP” means the current minimum standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug as specified by Applicable Laws of the relevant countries at the time of manufacturing conducted in accordance with this Agreement, defined under (a) 21 C.F.R. Part 210 and 211, and (b) equivalent law or regulations in any other applicable jurisdiction in the Territory.

1.48 “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.49 “Gross Sales” means the Gross Sales Price multiplied by the units of Product sold.

1.50 “Gross Sales Price” means the gross amount invoiced for the sale or other disposition of a unit of Product in a country by or on behalf of Kissei or its Affiliates or Sublicensees to a Third Party.

1.51 “ICH” means the International Council for Harmonization (of Technical Requirements for Pharmaceuticals for Human Use).
1.52 “IgAN” means IgA nephropathy.

1.53 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.54 “Indemnitee” has the meaning set forth in Section 12.3.
1.55 “Indemnitor” has the meaning set forth in Section 12.3.
1.56 “Independent Work” has the meaning set forth in Section 4.3(b).
1.57 “Independent Work Costs” has the meaning set forth in Section 8.2(b).

1.58 “Indication” means a separate and distinct disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or progression (including precursor conditions), in each case for which a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

separate MAA may be filed.  For clarity, subpopulations or patients with a primary disease or condition, however stratified (including stratification by stages or progression, particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, family history, clinical history, phenotype, or other stratification) shall not be deemed to be separate “Indications” for the purposes of this Agreement.

1.59 “Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.
1.60 “ITP” means immune thrombocytopenia.
1.61 “JCC” has the meaning set forth in Section 3.7(b).
1.62 “JDC” has the meaning set forth in Section 3.7(a).
1.63 “Joint Development Work” has the meaning set forth in Section 4.2(c).
1.64 “Joint Inventions” has the meaning set forth in Section 10.1(b)(i).
1.65 “Joint Patents” has the meaning set forth in Section 10.1(b)(i).
1.66 “Kissei Data” has the meaning set forth in Section 10.1(a).
1.67 “Kissei Indemnitee” has the meaning set forth in Section 12.1.

1.68 “Kissei Know-How” means all Know-How that is Controlled by Kissei or its Affiliate(s) as of the Effective Date or comes into the Control of Kissei or its Affiliate(s) during the Term, including Kissei’s interest in any Joint Inventions, in each case that is necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale, or sale of any Compound or Product in the Field.  For clarity, subject to Section 8.2(b) in the case of any Kissei Data generated during Kissei’s Independent Work, the Kissei Know‑How includes the Kissei Data.

1.69 “Kissei Only Development Work” has the meaning set forth in Section 4.2(a).

1.70 “Kissei Patents” means all Patents that are Controlled by Kissei or its Affiliate(s) as of the Effective Date or come into the Control of Kissei or its Affiliates during the Term (including Kissei’s interest in any Joint Patents), in each case that would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture, use, importation, offer for sale, or sale of any Compound or Product (considering patent applications to be issued with the then-pending claims and considering Joint Patents as if owned solely by Kissei or its Affiliate).

1.71 “Kissei Product Mark” has the meaning set forth in Section 10.5(a).
1.72 “Kissei Technology” means the Kissei Know-How and the Kissei Patents, including Kissei’s interest in the Joint Inventions and Joint Patents.
1.73 “Kissei Territory” means (a) Japan, (b) the People’s Republic of China, but excluding Taiwan (“China”), (c) Taiwan, and (d) the Republic of Korea (“Korea”).

1.74 “Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, expertise, and other technology

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable to development, registration, use, or marketing or to methods of assaying or testing them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise, and information relevant to the research, development, use, importation, offering for sale, or sale of, or which may be useful in studying, testing, developing, Products.  Know-How excludes Patents and manufacturing know-how for the Compound or Product.

1.75 “Losses” has the meaning set forth in Section 12.1.

1.76 “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.  For clarity, MAA does not include any application for Pricing and Reimbursement Approval.

1.77 “MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a Product in the applicable country or jurisdiction, but excluding any Pricing and Reimbursement Approval.

1.78 “Management Officer” means an officer in charge of Rigel and an appropriate officer in charge of Kissei who is designated by each CEO.

1.79 “Medical Affairs” or “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Product, including by way of example:  (a) activities of medical scientific liaisons who, among their other functions, may: (i) conduct service based medical activities including providing input and assistance with consultancy meetings, proposing investigators for clinical trials sponsored or co-sponsored by a Party or Affiliate, and providing input in the design of such trials and other research related activities; and/or (ii) deliver non-promotional communications and conduct non-promotional activities; (b) grants to support continuing medical education, symposia, or Third Party research related to the Product; (c) development, publication, and dissemination of publications relating to the Products; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email; (e) conducting advisory board meetings, international advisory board activities, or other consultant programs, including the engagement of key opinion leaders and health care professional in individual or group advisory and consulting arrangements; and (f) the evaluation of applications submitted to Kissei for support of investigator-initiated trials.

1.80 “Milestone Catch-Up Payment” has the meaning set forth in Section 8.2(b)(ii).
1.81 “Missed Milestone Payments” has the meaning set forth in Section 8.2(b)(ii).

1.82 “Net Sales” means, with respect to any Product, the Gross Sales of such Product, less the following deductions to the extent actually taken and included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Kissei or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a) normal and customary trade and quantity discounts, allowances and rebates actually allowed and properly taken directly with respect to sales of such Product (provided that such discounts are not applied disproportionately to such Product when compared to the other products of Kissei or its Affiliate or Sublicensee, as applicable);

(b) credits or allowances given or made for rejection or return of previously sold Products or for retroactive price reductions and billing errors;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d) costs of freight, carrier insurance, and other transportation charges directly related to the distribution of such Product; and

(e) taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) directly levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds.

Upon any sale or other disposition of any Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price of the relevant Product in arm’s length transactions during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred when such Product is sold alone and not with other products (average sales price to be measured as the aggregate Product Net Sales divided by the aggregate number of units sold in such country).

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.  Sales of a Product between Kissei and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.

The supply of Product as samples, for use in non-clinical or clinical trials, or for use in any test or studies reasonably necessary to comply with any Applicable Laws, or as is otherwise normal and customary in the industry, shall not be included in the computation of Net Sales, so long as Kissei, its Affiliates, and Sublicensees do not receive payment for such Product in excess of the Cost of Goods of such Product.

1.83 “Newly-Proposed Development Work” has the meaning set forth in Section 4.3(a).
1.84 “Non-Developing Party” has the meaning set forth in Section 4.3(a).

1.85 “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, provisional patent applications and patent applications, and (b) any renewals, divisions, or continuations (in whole or in part) of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.86 “Permissible Delay” has the meaning set forth in Section 4.8(b)(i).
1.87 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.4.

1.88 “Phase 1 Clinical Trial” means a clinical trial, complying with Applicable Laws, in any country conducted in a small number of human volunteers designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Product.

1.89 “Phase 2 Clinical Trial” means a clinical trial, complying with Applicable Laws, of a Product in human patients in any country to determine initial efficacy and safety.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.90 “Phase 3 Clinical Trial” means a pivotal clinical trial, complying with Applicable Laws, of a Product in human patients in any country with a defined dose or a set of defined doses of a Product designed to ascertain efficacy and safety of such Product for the purpose of submitting applications for Regulatory Approval to the competent Regulatory Authorities.

1.91 “Phase 4 Clinical Trial” means a product support clinical trial, complying with Applicable Laws, of a Product that is commenced after receipt of MAA Approval in the country where such trial is conducted.  Phase 4 Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and post-marketing surveillance trials.

1.92 “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or its successor.

1.93 “Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination, or decision of any applicable Governmental Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such country or jurisdiction.

1.94 “Product” means any pharmaceutical product containing the Compound as the sole active ingredient in the form set forth in Exhibit A(1).
1.95 “Product Infringement” has the meaning set forth in Section 10.3(a).
1.96 “Proposal” has the meaning set forth in Section 4.3(a).

1.97 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.98 “Recall” has the meaning set forth in Section 5.7.

1.99 “Regulatory Approval” means, with respect to a country or jurisdiction, any and all approvals (including MAA Approval, and Pricing and Reimbursement Approval, if applicable), licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a Product in such country or jurisdiction.

1.100 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA and PMDA.  For countries where Pricing and Reimbursement Approval is required, Regulatory Authority shall also include any Governmental Authority whose grant of Pricing and Reimbursement Approval of the Product is required.

1.101 “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, manufacture, or Commercialization of any Product made to or received from any Regulatory Authority in a given country, including any CTNs, INDs and MAAs.

1.102 “Regulatory Meeting” has the meaning set forth in Section 5.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.103 “Rigel Data” has the meaning set forth in Section 10.1(a).
1.104 “Rigel Indemnitee” has the meaning set forth in Section 12.2.

1.105 “Rigel Know-How” means all Know-How that is Controlled by Rigel or its Affiliate(s) as of the Effective Date or comes into the Control of Rigel or its Affiliate(s) during the Term, including Rigel’s interest in any Joint Inventions, in each case that is necessary or reasonably useful for the Development, use, importation, offer for sale, or sale of any Compound or Product in the Field in the Kissei Territory.  For clarity, subject to Section 8.2(b) in the case of any Rigel Data generated during Rigel’s Independent Work, the Rigel Know‑How includes the Rigel Data.

1.106 “Rigel Only Development Work” has the meaning set forth in Section 4.2(a).

1.107 “Rigel Patents” means all Patents in the Kissei Territory that are Controlled by Rigel or its Affiliate(s) as of the Effective Date or come into the Control of Rigel or its Affiliate(s) during the Term (including Rigel’s interest in any Joint Patents), in each case that would be infringed, absent a license or other right to practice granted under such Patents, by the Development, use, importation, offer for sale or sale of any Compound or Product in the Field in the Kissei Territory (considering patent applications to be issued with the then-pending claims and considering Joint Patents as if owned solely by Rigel).  The Rigel Patents existing as of the Effective Date are set forth in Exhibit B.  Exhibit B shall be updated pursuant to Section 10.2(a)(iii).

1.108 “Rigel Technology” means the Rigel Know‑How and the Rigel Patents, including Rigel’s interest in the Joint Inventions and Joint Patents.
1.109 “Rigel Territory” means the world outside the Kissei Territory.

1.110 “Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities.  Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.111 “SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent, such as the Japan Exchange Group (JPX), as applicable.

1.112 “Sponsor” means the Party that takes the ultimate responsibility for the initiation, performance, and management of, including financing or arranging the financing for, the applicable Clinical Trial.

1.113 “Sublicensee” means a Third Party to whom Kissei grants a sublicense to Develop, use, import, promote, offer for sale, or sell any Product in the Field in the Kissei Territory, beyond the mere right to purchase Products from Kissei and its Affiliates, and excluding wholesalers and full-service distributors that do not promote the sale of the Product, and other similar physical distributors.  In no event shall Rigel or any of its Affiliates be deemed a Sublicensee.

1.114 “Sunshine Reporting Laws” has the meaning set forth in Section 5.8.
1.115 “Supply Agreement” has the meaning set forth in Section 7.23.
1.116 “Term” has the meaning set forth in Section 14.1.
1.117 “Third Party” means any entity other than Rigel or Kissei or an Affiliate of Rigel or Kissei.
1.118 “Transfer Price” has the meaning set forth in Section 8.5(a)(i).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.119 “Transfer Price Rate” has the meaning set forth in Section 8.5(a)(i).
1.120 “U.S.” means the United States of America, including its territories and possessions (including Puerto Rico).

1.121 “Valid Claim” means, with respect to any Rigel Patent (including Joint Patents), [*], in a particular country in the Kissei Territory:  (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken, which is filed in good faith [*].

2.	Grant of Licenses
2.1 Licenses Granted to Kissei. Subject to the terms and conditions of this Agreement, Rigel hereby grants to Kissei, during the Term:

(a) an exclusive, payment-bearing license, with the right to grant sublicenses (through multiple tiers) solely as provided in Section 2.2, under the Rigel Technology to use, sell, offer for sale, import, and otherwise Commercialize (but not to make or have made) the Products in the Field in the Kissei Territory; and

(b) a non-exclusive license, with the right to grant sublicenses (through multiple tiers) solely as provided in Section 2.2, under the Rigel Technology to Develop (but not to make or have made) the Products on a worldwide basis in accordance with the Development Plan, and to use the Products solely for that purpose.

2.2 Sublicenses. Kissei shall have the right to grant sublicenses under the licenses granted in Section 2.1, subject to Section 2.10:

(a) to an Affiliate of Kissei without Rigel’s express prior written consent and without providing any written notice to Rigel, provided that such sublicense will terminate if such sublicensee no longer qualifies as an Affiliate of Kissei.

(b) to a Third Party other than as set forth in subsection (a) above with Rigel’s express prior written consent, which shall not be unreasonably withheld or delayed.

All sublicenses granted under the licenses granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement and shall provide that any such Sublicensee (for clarity, including any distributor, but not including any contract research organization engaged to conduct Development activities) shall not further sublicense except with the consent of Kissei and Rigel, which consent shall not be unreasonably withheld or delayed.  Kissei shall ensure that each agreement with a Sublicensee grants Rigel all rights with respect to Data, Inventions, and Regulatory Filings made or generated by such Sublicensee as if such Data, Inventions, and Regulatory Filings were made or generated by Kissei.  Kissei shall be responsible for the compliance of its Affiliates, Sublicensees (for clarity, including any distributors and contract research organization engaged to conduct Development activities), and their subcontractors with the terms and conditions of this Agreement.  Kissei shall provide written notice to Rigel of each sublicense granted to a Third Party hereunder, specifying the name of the Sublicensee, the territory, and the duration of the sublicense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3 Reserved Rights by Rigel. Rigel hereby expressly reserves:
(a) the right under the Rigel Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees or subcontractors; and
(b) all rights to practice, and to grant licenses under, the Rigel Technology outside of the scope of the licenses granted in Section 2.1.
2.4 Licenses Granted to Rigel. Subject to the terms and conditions of this Agreement, Kissei hereby grants to Rigel:

(a) an exclusive, royalty-free, fully paid-up license, with the right to sublicense (through multiple tiers) as provided in Section 2.4(d), under the Kissei Technology to Develop, use, sell, offer for sale, import, and otherwise Commercialize the Products in the Rigel Territory;

(b) a co-exclusive (with Kissei), royalty-free, fully paid-up license, with the right to sublicense (through multiple tiers), under the Kissei Technology to Develop the Compound and Products in the Kissei Territory in accordance with the Development Plan and subject to the process for conducting Independent Work set forth in Section 4.3; and

(c) an exclusive, royalty-free, fully paid-up license, with the right to sublicense (through multiple tiers), under the Kissei Technology to make and have made the Compound and Products anywhere in the world.

(d) Sublicenses:  Rigel shall have the right to grant sublicenses under the licenses granted in Section 2.4 without Kissei’s consent in the Rigel Territory, subject to Section 2.10, and shall have the right to grant sublicenses under the licenses granted in Section 2.4 with Kissei’s prior written consent in the Kissei Territory, which consent shall not be unreasonably withheld or delayed.  Rigel shall be responsible for the compliance of its Affiliates, sublicensees (for clarity, including any distributors and contract research organization for its Development), and subcontractors with the terms and conditions of this Agreement.

2.5 Reserved Rights by Kissei. Kissei hereby expressly reserves:
(a) the right under the Kissei Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more sublicensees or subcontractors;
(b) all rights to practice, and to grant licenses under, the Kissei Technology outside of the scope of the licenses granted in Section 2.4.

2.6 No Implied Licenses; Negative Covenant.  Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party.  Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses expressly granted to it under this Agreement.

2.7 Disclosure of Know-How.  For as long as the Parties are conducting Development activities under the Development Plan, Rigel shall, without additional compensation, disclose and make available to Kissei, in electronic form where possible, all Rigel Know-How that comes into existence after the Effective Date and that was not previously provided to Kissei, promptly after the development, making, conception, or reduction to practice of such Rigel Know-How.  For as long as the Parties are conducting Development activities under the Development Plan, Kissei shall and shall cause its Affiliates to, without compensation, disclose and make available to Rigel, in electronic form where possible, any Kissei Know-How not previously provided to Rigel, promptly after the development,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

making, conception, or reduction to practice of such Kissei Know-How. The JSC shall establish a mechanism for the timely reciprocal disclosure of such Know-How.
2.8 Third Party Licenses.

(a) Kissei shall promptly notify Rigel if it becomes aware of any Third Party Know-How or Patent that is necessary or reasonably useful to Develop, make, have made, use, sell, offer for sale, or import the Compound or Product in the Field in the Kissei Territory, and Rigel shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party under such Know-How or Patents, provided that Rigel shall, subject to any applicable confidentiality obligations, keep Kissei reasonably informed of the status of such negotiations.

(b) If Rigel enters into any agreement with any Third Party after the Effective Date that includes a license from such Third Party to Rigel under any Know-How or Patents that are necessary or reasonably useful to Develop, use, sell, offer for sale, or import the Products in the Field in the Kissei Territory, and Rigel has the right to grant a sublicense under such Know-How or Patents to Kissei, then Rigel shall notify Kissei and identify the relevant Know-How or Patents and provide Kissei with the substantive terms of the applicable Third Party license agreement to Kissei, in each case to the extent applicable to the rights that would be sublicensed to Kissei.  Such Know-How and Patents, to the extent falling within the definition of Rigel Technology, will be sublicensed to Kissei only if Kissei provides Rigel with written notice [*] such Patents and Know-How [*] Rigel Technology, [*] the Compound and Products in the Field in the Kissei Territory, [*] in writing [*].

(c) Except with the prior written consent of Rigel, Kissei shall not obtain a license to any Third Party Patent or Know-How that is necessary or reasonably useful to Develop, make, have made, use, sell, offer for sale, or import the Products in the Rigel Territory.

2.9 Exclusivity.

(a) Subject to Section 2.9(c) below, for the period starting from the Effective Date and until (i) the [*] of the Product in the first Indication in the Kissei Territory, Kissei shall not, directly or indirectly (including through an Affiliate or a Third Party), [*] any Competing Product and (ii) the [*] of the Product in the first Indication in the Kissei Territory, Kissei shall not, directly or indirectly (including through an Affiliate or a Third Party), [*] any Competing Product ((i) and (ii) each, a “Competing Program”).

(b) In the event that a Third Party becomes an assignee of this Agreement or an Affiliate of Kissei after the Effective Date through merger, acquisition, consolidation, or other similar transaction, and such Third Party, as of the closing date of such transaction, is engaged in the conduct of a Competing Program, then Rigel shall have the right to terminate this Agreement upon immediate written notice to Kissei if, within [*] after the closing of such transaction, the successor-in-interest of such Competing Program does not completely Divest such Competing Program.

“Divest” means the sale or transfer of rights to the Competing Program to a Third Party (i.e., not an Affiliate of either Kissei or such successor-in-interest) without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program.

(c) During the Term, Kissei shall not, directly or indirectly (including through an Affiliate or a Third Party), commercialize the Product in the Rigel Territory or any Generic Product of any Product anywhere in the world.

(d) During the Term, Rigel shall not, directly or indirectly (including through an Affiliate or a Third Party), [*] the Compound or Product outside the Field in the Kissei Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) For the period starting from the Effective Date and until the [*] of the Product in the first Indication in the Kissei Territory, Rigel shall not, directly or indirectly (including through an Affiliate or a Third Party), [*] any Competing Product in the Kissei Territory; provided that for any Competing Product that [*], the foregoing obligation shall be for the period starting from the Effective Date and until the [*] of the Product in the first Indication in the Kissei Territory.

2.10 Other (Sub)Licensees.  In the event Rigel enters into a written agreement with a Third Party granting such Third Party the right to develop and commercialize the Product in all or a portion of the Rigel Territory: (a) Rigel may only grant to such Third Party the right to use, practice, and reference the Data, Inventions, and Regulatory Filings made or generated by or on behalf of Kissei (or its Affiliates or (sub)licensees) under this Agreement if such Third Party also agrees for Rigel to grant to Kissei (and its Affiliates or (sub)licensees) the right to use, practice, and reference the Data, Inventions, and Regulatory Filings made or generated by or on behalf of such Third Party under Rigel’s agreement with such Third Party, and (b) Kissei (and its Affiliates and Sublicensees) shall only have the right to use, practice, and reference the Data, Inventions and Regulatory Filings made or generated by or on behalf of such Third Party under Rigel’s agreement with such Third Party if such Third Party also has the right to use, practice, and reference the Data, Inventions, and Regulatory Filings made or generated by or on behalf of Kissei (or its Affiliates and Sublicensees) under this Agreement.

2.11 Complementary Products.  During the Commercialization Term, in the event Kissei develops and/or commercializes one (1) or more Complementary Products, the following shall apply: (a) for the period starting from the Effective Date and until the [*] of the Product in the Kissei Territory, Kissei shall not, directly or indirectly (including through an Affiliate or a Third Party), conduct [*] activities with respect to any Complementary Product in the Kissei Territory; (b) for a period of [*] of the Product in the Kissei Territory, Kissei shall ensure that the Product has a priority detail position (i.e., first call or second call); (c) Kissei shall not [*] disproportionately favors the Complementary Product; (d) Kissei shall not [*] in a manner that is inconsistent with Kissei’s customary practice for its products; and (e) in applying Commercially Reasonable Efforts in the Development and/or Commercialization of the Product [*], Kissei shall not [*].

3.	Governance

3.1 Joint Steering Committee.  As of the Effective Date, the Parties have established a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of an equal number of up to [*] senior employees of each Party, to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement.  The JSC shall act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body.  The JSC shall in particular:

(a) provide a forum for discussion of the Development and Commercialization of the Compound and Products in the Kissei Territory and the Rigel Territory;

(b) review and discuss the global strategy for the Development of the Product worldwide, coordinate and monitor the Development activities of the Parties under the Development Plan, and oversee implementation of the Development Plan;

(c) review and discuss any proposed amendments to the Development Plan, including corresponding budgets, and approve any proposed amendments to joint work under the Development Plan;
(d) provide a forum for and facilitate communications between the Parties with respect to sharing of Development information, Know-How, and Data in accordance with Sections 2.7 and 4.7;
(e) review and discuss Clinical Trial protocols, and approve protocols for jointly-conducted Clinical Trials, and monitor the progress of all Clinical Trials;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f) review Clinical Trial Data to determine whether progress to the next phase Clinical Trial is merited;
(g) review and discuss Proposals for Newly-Proposed Development Work pursuant to Section 4.3, including research and Development plans related to new Indications or formulations;
(h) monitor and coordinate regulatory actions and pharmacovigilance and safety matters for the Product worldwide;

(i) review and discuss a Party’s concern that an action with respect to a Product could reasonably be expected to have a material adverse impact upon the regulatory status of such Product in such Party’s territory in accordance with Section 5.5;

(j) oversee and coordinate the development of new formulations for the Product for use anywhere in the world, as well as analytical testing and other quality-related testing required in the Kissei Territory;

(k) oversee and coordinate Medical Affairs Activities for the Product in all Indications in the Kissei Territory;
(l) review and discuss the Commercialization Plan for the Kissei Territory, including proposed amendments;
(m) review the manufacturing and supply strategy and supply performance;
(n) oversee and facilitate the Parties’ communications and activities with respect to publications under Section 13.4;
(o) establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement, including as set forth in Section 3.7; and

(p) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement, including providing financial oversight of the activities conducted pursuant to this Agreement.

3.2 JSC Membership and Meetings.

(a) Committee Members; Minutes.  Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party may replace its representatives on the JSC on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members.  The JSC chairperson shall [*].  The chairperson shall prepare and circulate agendas to JSC members at least [*] before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which minutes shall include, at a minimum, all decisions made by the JSC, and which shall be approved by the chairperson and circulated to JSC members within [*] after such meeting.  The Parties shall determine their respective initial members of the JSC promptly following the Effective Date.

(b) Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than [*] prior to [*] the Product in the Kissei Territory.  The first JSC meeting shall be held within [*] after the Effective Date, at which meeting the dates for the first Calendar Year shall be set.  JSC meetings may be held in person or by audio or video teleconference; provided that, unless otherwise agreed in writing by both Parties, at least [*] shall be held in person.  In-person JSC meetings shall be held at locations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

alternately selected by the Parties.  Each Party shall be responsible for all of its own expenses of participating in any JSC meeting.  No action taken at any JSC meeting shall be effective unless at least [*] of each Party is participating.  In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing or making a decision pertaining to any material subject-matter within the scope of the JSC, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting.  Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [*] following the notification date of request that such meeting be held.

(c) Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3 Decision-Making.

(a) All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within [*] after such matter was brought to the JSC for resolution, then either Party at any time may refer such issue to the Executive Officers for resolution.

(b) If the Executive Officers cannot resolve such matter within [*] after such matter has been referred to them, then:

(i) Rigel shall have the final decision making authority, which shall be exercised in its reasonable discretion, with respect to Joint Development Work, Rigel’s Independent Work, Rigel Only Development Work, and all manufacturing matters, except for:

(1) the [*], the cost of which [*]; and

(2) any material modification to [*]; for the purpose of this subsection (2), “material modification” means any material change to [*]; provided that any such material modification with respect to activities in the Kissei Territory does not adversely affect and are not reasonably expected to adversely affect the Development, manufacture, or Commercialization of the Product in the Kissei Territory; and provided further that Rigel’s decision with respect to any of the foregoing shall be consistent with the terms and conditions of this Agreement.

(ii) Kissei shall have the final decision making authority, which shall be exercised in its reasonable discretion, with respect to (1) Commercialization in the Kissei Territory, (2) Medical Affairs in the Kissei Territory, (3) regulatory matters in the Kissei Territory, except with respect to Rigel’s Independent Work in the Kissei Territory, and (4) Kissei’s Independent Work in the Kissei Territory and Kissei Only Development Work, in each case (1) – (4) that do not adversely affect and are not reasonably expected to adversely affect the Development, manufacture, or Commercialization of the Product in the Rigel Territory; provided that Kissei’s decision with respect to any of the foregoing shall be consistent with the terms and conditions of this Agreement.

(iii) Neither Party shall have the final decision making authority with respect to the matters in Sections 3.3(b)(i)(1) and (2), and the status quo shall persist with respect to such matter unless and until the Parties are able to agree.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4 Limitations on Authority.  The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

3.5 Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the first to occur of (a) the Parties mutually agree to disband the JSC; or (b) Rigel provides written notice to Kissei of its intention to disband and no longer participate in the JSC.  Once the Parties mutually agree or Rigel has provided written notice to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through Alliance Managers, and decisions formerly assigned the JSC shall thereafter be decisions made between the Parties, subject to the other terms and conditions of this Agreement.

3.6 Management Committee. The Management Officers will meet [*] or such other frequency agreed by the Parties to discuss strategic issues or other issues that either Party deems important to maintain a successful partnership and collaboration, at locations alternately selected by the Parties.

3.7 JDC and JCC.

(a) Within [*] after the Effective Date, the JSC shall establish a joint development committee (the “JDC”) to coordinate the Development and regulatory activities of the Parties for the Product under this Agreement.  The JDC shall consist of an equal number of representatives of each Party, each of who has sufficient seniority in the respective Party to make decisions with respect to the Development and regulatory activities under this Agreement.  The JDC shall be responsible for updating or amending the Development Plan under this Agreement and shall prepare such update or amendment for the JSC’s review and, with respect to shared Development work, approval.

(b) Within [*] in the Kissei Territory, the JSC shall establish a joint commercialization committee (the “JCC”) to coordinate the Commercialization activities of the Parties for the Product under this Agreement as appropriate to maximize each Party’s sales of the Product in its respective territory.  The JCC shall consist of an equal number of representatives of each Party, each of who has sufficient seniority in the respective Party to make decisions with respect to the Commercialization activities under this Agreement. The JCC shall be responsible for the review of any amendment to the Commercialization Plan under this Agreement and shall prepare such update or amendment for the JSC’s review and discussion.

3.8 Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term.  The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any joint subcommittees (including the JDC and JCC) and project teams.  Each Alliance Manager shall be permitted to attend meetings of the JSC, JDC, and JCC, in each case as appropriate and as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Party shall bear its own costs of its Alliance Manager, [*].

3.9 Supply Contacts.  Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party’s primary supply contact regarding the supply of Drug Product under this Agreement (“Supply Contacts”).  Each Party may replace its Supply Contact with an alternative representative at any time with prior written notice to the other Party.  The Supply Contacts shall be responsible for facilitating information exchange

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and discussion between the Parties regarding the supply of Drug Product, placebo and any other Materials (as defined in Section 4.15) needed for the Development of the Product in the Kissei Territory under this Agreement.  [*].  Each Party shall bear its own costs of its Supply Contact, [*].

4.	Development

4.1 Overview.  Subject to the terms and conditions of this Agreement, the Parties will collaborate with respect to the Development of the Compound and Products and share the Data resulting from such collaboration as provided in this Article 4 to facilitate the Development of the Compound and Products throughout the Kissei Territory and the Rigel Territory.  In addition, each Party shall use Commercially Reasonable Efforts to facilitate such collaboration with its respective licensees (in the case of Rigel, other than Kissei) and sublicensees.

4.2 Development Plan.  The Development of the Compound and Products under this Agreement shall be conducted pursuant to a comprehensive written global Development plan (the “Development Plan”) as set forth in this Article 4, which shall be incorporated by reference as part of this Agreement.  The Development Plan will include Clinical Trials that the Parties have committed to conducting ([*]),  as well as Clinical Trials that may be decided by the JSC [*].  The Development Plan may also include any other Development activities approved by the JSC in accordance with Article 3.  As of the Effective Date, the Parties have agreed upon an initial Development Plan and the associated Development Budget, attached to this Agreement as Exhibit C.  If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

(a) Territory-Specific Development Work.  Each Party shall be solely responsible for all Development work with respect to Development activities that are exclusively for the benefit of the countries within such Party’s territory, including (i) any and all Development activities required or recommended specifically by a Regulatory Authority of a Party’s territory solely for the benefit of such Party’s territory (e.g., additional Clinical Trials or CMC-related activities), and (ii) any and all Development activities required for any Pricing and Reimbursement Approval in such Party’s territory (but that are not required for the MAA Approval in such territory).  The Development work set forth in this Section 4.2(a) pertaining to the Kissei Territory shall be deemed the “Kissei Only Development Work” and the Development work set forth in this Section 4.2(a) pertaining to the Rigel Territory shall be deemed the “Rigel Only Development Work”.  Without limiting the generality of the foregoing, any Phase 3 Clinical Trial required to obtain MAA Approval of the Product for IgAN, ITP, or AIHA in the Kissei Territory that is not required to obtain MAA Approval of the Product in the Rigel Territory shall be deemed Kissei Only Development Work and Kissei shall be solely responsible for conducting such Phase 3 Clinical Trial(s) at its expense as part of the Development Plan and in accordance with the terms of this Agreement.

(b) Kissei Territory Development Work.  Without limiting the generality of the foregoing, Kissei shall be responsible for conducting a Phase 3 Clinical Trial in Japan for the Product for (i) ITP, (ii) AIHA, and (iii) IgAN.  The Development Plan shall set forth the timeline and details ([*]) of such Phase 3 Clinical Trials, which shall be deemed Kissei Only Development Work, as well as all other preclinical and clinical Development activities to be conducted by Kissei as necessary to generate Data sufficient to meet the requirements of the PMDA, CFDA, and other Regulatory Authorities in the Kissei Territory for MAA Approval of the Compound and Products for ITP, AIHA, and IgAN.  If Kissei [*], Kissei shall present to the JSC [*] and the JSC shall review and approve any decision to [*] Clinical Trial.

(c) Joint Development Work.  The Development Plan shall set forth the timeline and details ([*]) of all preclinical and clinical Development activities to be conducted jointly by the Parties as necessary to generate Data sufficient to meet the common requirements of the FDA, the PMDA, and other Regulatory Authorities agreed upon in writing by the Parties for MAA Approval of the Compound and Products for Indications agreed upon in writing by the Parties (“Joint Development Work”).  Notwithstanding Section 4.2(b), the Parties shall discuss, through the JSC, potentially conducting Phase 3 Clinical Trials for IgAN so as to meet the common requirements of the FDA and PMDA and, if the JSC agrees to a protocol and study plan for such a  Phase 3 Clinical Trial that meets the foregoing requirements, such Phase 3 Clinical Trial shall be deemed Joint Development Work.  For clarity, if the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

JSC is unable to timely agree upon a protocol and study plan for such Phase 3 Clinical Trial, Rigel shall have the right (but not the obligation) to conduct a Phase 3 Clinical Trial for the Product for IgAN, as the case may be, in the Rigel Territory as Rigel Only Development Work, and Kissei shall have (i) the right (but not the obligation) to conduct a Phase 3 Clinical Trial for the Product in IgAN in the Kissei Territory as Kissei Only Development Work as contemplated in Section 4.2(b) and (ii) the obligation to conduct a Phase 3 Clinical Trial for AIHA for the Product in the Kissei Territory as Kissei Only Development Work unless Kissei presents to Rigel via the JSC [*] for not conducting such Clinical Trial ([*]).

(d) Regulatory Filings and Development Budget.  The Development Plan shall include a coordinated Development and regulatory strategy, including [*].  The Development Plan shall also set forth the detailed budget of the anticipated costs for all Development activities (the “Development Budget”) on a study-by-study or Clinical Trial-by-Clinical Trial basis.

(e) Updates.  From time to time during the Term (at least on [*] basis), the JSC shall prepare updates and amendments, as appropriate, to the then-current Development work under the Development Plan, including budgets in the case of Joint Development Work.  If the JSC determines that any pre-clinical studies or Clinical Trials not included in the Development Plan are required in order to obtain or maintain MAA Approval for a Product for IgAN, ITP, or AIHA in one or more countries in the Kissei Territory, then the JSC shall review and approve, pursuant to final decision-making authority as set forth in Section 3.3(b), an amendment to the Development Plan reflecting such additional studies, including associated budget.  The costs of such additional studies shall be borne by the Parties as provided in Section 4.5.

4.3 Independent Work.

(a) If either Party (the “Developing Party”) is interested in pursuing additional Development work on a Product ([*]) for the benefit of (a) the Rigel Territory or Kissei Territory in the case of Rigel, or (b) the Kissei Territory in the case of Kissei, in each case beyond what is set forth in the then-current Development Plan, then such Party shall provide the other Party (the “Non-Developing Party”) with a written detailed plan and budget for such additional work (the “Proposal”).  Within [*] after the Non-Developing Party’s receipt of the Proposal, the JSC (or JDC or other delegated team) shall meet to review the Proposal and permit the Non-Developing Party an opportunity to ask questions and request additional information from the Developing Party related to the Proposal, including whether such Proposal is reasonably likely to have any adverse effect on the Development or Commercialization of the Product in the Non-Developing Party’s territory.  No work under any Proposal shall proceed unless and until the JSC determines in its reasonable discretion that such Proposal is not likely to adversely affect the Development or Commercialization of the Product in the Non-Developing Party’s territory, and following each such determination, if any, the JSC shall incorporate such additional Development work and the corresponding budget into the Development Plan (the “Newly-Proposed Development Work”).  For any Newly-Proposed Development Work, the Non-Developing Party may elect, at its discretion, to share the Development Costs with respect to such Development work under Section 8.2(a), and following such election such Newly-Proposed Development Work shall be Joint Development Work, but subject to the cost-sharing terms set forth in Section 8.2(a).

(b) If the Non-Developing Party elects to not pursue the Newly-Proposed Development Work jointly with the Developing Party and does not share the Development Costs with respect to such Development work as provided under Section 8.2(a), such Development work shall be deemed the “Independent Work” of the Developing Party and the Developing Party may pursue such work subject to the remainder of this Section 4.3, and the Development Costs with respect thereto shall be Independent Work Costs subject to Section 8.2(b).  Following the amendment of the Development Plan by the JSC to include any Newly-Proposed Development Work that is Independent Work, the Developing Party may conduct such Independent Work, provided that: (x) it shall do so in accordance with the amended Development Plan, (y) it shall provide updates to the JSC with respect to such Independent Work at each regularly scheduled JSC meeting, and (z) neither Party shall conduct any Independent Work in a manner that would have, or would be reasonably expected to have, any adverse effect on the Development or Commercialization of the Product in either Party’s territory.  Rigel shall have the right to conduct Development activities in the Kissei Territory as Independent Work, such as the Development of the Product to support Regulatory

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Approval in any particular Indication in any country or region in the Kissei Territory, in the event Kissei does not wish to conduct such activities as part of the Joint Development Work.  Kissei shall have the right to conduct, as Independent Work but subject to the approval of the JSC, Development activities in the Rigel Territory solely as needed to support Regulatory Approval in the Kissei Territory in the event Rigel does not wish to conduct such activities as part of the Joint Development Work and such Development activities cannot, based on the determination of the JSC, be reasonably carried out in the Kissei Territory [*].  In the event either Party conducts such Independent Work in the other Party’s territory, the Party conducting such Independent Work shall coordinate and consult with the Non-Developing Party (and any of such Non-Developing Party’s (sub)licensee(s) for the applicable country or region in which such Independent Work is proposed to be conducted, subject to such Non-Developing Party’s agreement with such (sub)licensee(s)), including with respect to communication with Regulatory Authorities and clinical trial sites selection and management. And in no event may the Developing Party proposing to conduct such Independent Work in a particular country or region in the Non-Developing Party’s territory carry out a Clinical Trial in such country or region for the same Indication for which such Non-Developing Party (either by itself or through its Affiliate or actual or potential (sub)licensee) is conducting or is actively planning to conduct in such country or region.

(c) Notwithstanding the foregoing, Rigel shall have the right to conduct any Development activities with respect to the Compound or Product in the Rigel Territory outside the scope of the Development Plan.  Such Development activities shall be: (i) deemed Rigel Only Development Work for the purpose of this Agreement, (ii) at Rigel’s sole cost and expense pursuant to Section 4.5(a), and (iii) be subject to Section 4.7(d) such that Kissei shall have the right of reference to the data generated in such Development activities without any reimbursement obligation to Rigel.

4.4 Annual Update to Development Budget. The JSC shall review, discuss, and, with respect to Joint Development Work, agree upon the subsequent year’s Development Budget on an annual basis [*].
4.5 Development Costs.

(a) Territory-Specific Development Costs.  Kissei shall be solely responsible for all Development Costs arising from Kissei Only Development Work and Rigel shall be solely responsible for all Development Costs arising from Rigel Only Development Work.

(b) Joint Development Work.  The costs of Joint Development Work shall be shared by the Parties as set forth in Section 8.2(a), with Rigel being solely responsible for all Development Costs (including Allowable Increases) arising from Joint Development Work conducted in or for the Rigel Territory and Kissei being solely responsible for all Development Costs (including Allowable Increases) arising from Joint Development Work conducted in or for the Kissei Territory.  “Allowable Increases” means increased Development Costs resulting from (i) changes in study design after the Effective Date that are approved by the JSC [*], (ii) changes in regulatory requirements arising after the Effective Date ([*]), and (iii) [*].

(c) Independent Work Costs.  The Party conducting Independent Work set forth in the Development Plan by the JSC under Section 4.3 shall be solely responsible for the Independent Work Costs with respect to such Independent Work as provided in Section 8.2(b).

4.6 Development Responsibilities.  Each Party shall be responsible for the Joint Development Work to be conducted in its respective territory and such allocation shall be set forth in the Development Plan, except that, unless otherwise agreed in writing by the Parties, Rigel shall be the Sponsor for all Clinical Trials that are required to obtain MAA Approvals by both the FDA and the PMDA for IgAN and, as applicable, AIHA, and any other Indications agreed in writing by the Parties as Joint Development Work in the Development Plan.  Each Party shall have the operational responsibility and be the Sponsor for its own Independent Work, and Kissei shall be the Sponsor and have the operational responsibility for the Kissei Only Development Work, and Rigel shall be the Sponsor and have the operational responsibility for the Rigel Only Development Work.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.7 Data Exchange and Use.

(a) General.  With respect to all Joint Development Work, Independent Work (but subject to Section 4.7(c4.7(c) below), and Kissei Only Development Work, each Party shall in a timely manner provide the other Party with (i) [*] status reports on [*] for clinical studies and Development activities, provided, however, that with respect to [*], (ii) [*] for such activity (e.g., [*]), (iii) preliminary and final Data, and interim, preliminary, and final results and reports, and (iv) output from [*] investigator meetings with respect to such activity.  The Parties shall cooperate on a secure website to facilitate the sharing of reports, Data, and other information on a routine basis.

(b) Joint Development Work.  Each Party shall have the right to use and reference, without additional consideration, any and all Data generated by or on behalf of the other Party (including by any licensee of Rigel and any Sublicensee of Kissei) under the Joint Development Work, for obtaining and maintaining Regulatory Approval for the Products and otherwise Commercializing the Products in the referencing Party’s  territory in accordance with the terms of this Agreement, subject to Section 2.10 and Section 5.1(b).

(c) Independent Work Data.  Notwithstanding the foregoing, the Party receiving Data resulting from the other Party’s Independent Work shall have the right to use such Data only to the extent reasonably necessary for the receiving Party to comply with its regulatory reporting and compliance obligations, including safety reporting obligations, but shall not have the right to use such Data to support its own Development, Regulatory Approval, or Commercialization of the Product in such Party’s territory (or, in the case of Kissei, Commercialization of the Product under any Regulatory Approval obtained by Rigel), except pursuant to Section 8.2(b) and 5.1(b).

(d) Rigel Only Development Work and Kissei Only Development Work.  Kissei shall have the right to use and reference, without additional consideration, any and all Data generated by or on behalf of Rigel (including by any licensee of Rigel) under any Rigel Only Development Work, for obtaining and maintaining Regulatory Approval for the Products and otherwise Commercializing the Products in the Kissei Territory in accordance with the terms of this Agreement, subject to Section 2.10 and Section 5.1(b).  Rigel shall have the right to use and reference, without additional consideration, any and all Data generated by or on behalf of Kissei (including by any Sublicensee of Kissei) under any Kissei Only Development Work, for obtaining and maintaining Regulatory Approval for the Products and otherwise Commercializing the Products in the Rigel Territory in accordance with the terms of this Agreement, subject to Section 2.10.  For clarity, all Data resulting from [*] shall not be Independent Work Data for which Kissei is obligated to reimburse Rigel pursuant to Section 4.7(c), but shall in each case be deemed Data generated pursuant to Rigel Only Development Work for which Kissei has the right to use and reference as set forth in this Section 4.7(d).

4.8 Diligence.

(a) General.  Each Party shall use Commercially Reasonable Efforts to perform the Development activities assigned to such Party under and in accordance with the Development Plan.  In addition, Kissei shall use Commercially Reasonable Efforts to perform Kissei Only Development Work and Kissei’s Independent Work, and file MAAs and seek and maintain Regulatory Approval (including Pricing and Reimbursement Approval, as applicable) for the Products throughout the Kissei Territory.

(b) ITP Clinical Trial and Minimum Financial Contribution. Without limiting the generality of the foregoing Section 4.8(a):

(i) Within [*] after the Effective Date, Kissei shall [*] with the PMDA [*] for the Product for ITP in Japan.  Prior to the [*] the Effective Date, Kissei shall [*] the PMDA for the Product for ITP in Japan, provided that such [*] period may be extended as agreed by the JSC to the extent due to [*] (provided that Kissei [*]), and delay in technology transfer (to the extent required for Kissei’s [*]) or supply from Rigel to Kissei of Drug Product and placebo necessary [*] (the “Permissible Delay”);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) between the Effective Date and the [*] of the Effective Date, Kissei shall spend approximately [*] in Development Costs, whether for Joint Development Work, Kissei Only Development Work, or Independent Work.

(iii) With respect to the milestone timelines set forth in subsections (i) and (ii) above, the following shall apply:

(1) If Kissei fails to [*] (which deadline shall be extended by the period of any Permissible Delay), Kissei shall pay to Rigel [*], which payment shall be fully creditable against the next milestone payment under Section 8.3 that becomes payable by Kissei, and if Kissei elects not to make such payment, Rigel shall have the right to terminate this Agreement pursuant to Section 14.2(a).  If Kissei makes such payment but again fails to [*] for the Product for ITP in Japan [*], then Rigel will have the right to terminate this Agreement pursuant to Section 14.2(a).

(2) If Kissei fails to achieve its obligations under the foregoing subsection (ii), Kissei shall pay to Rigel [*], which payment shall be creditable against any milestone payment under Section 8.3 or any other payment under this Agreement, and if Kissei elects not to make such payment, Rigel shall have the right to terminate this Agreement pursuant to Section 14.2(a).

(c) Sublicensing Requirements.  If by the [*] of the Effective Date Kissei has accomplished none of the following in any country or region in the Kissei Territory (i.e., China, Taiwan or Korea): (i) [*] for the Product, or (ii) [*] for the Product, or (iii) [*] the Product, then Rigel shall inform Kissei of its decision to regain the right to the Product in the applicable country or region and the Parties shall promptly, and in any event within [*] after Rigel so informs Kissei, confirm in writing that such country or region shall no longer be included in the Kissei Territory under this Agreement and shall become part of the Rigel Territory.  For clarity, if the Parties fail to so confirm in writing that any such country or region is no longer included in the Kissei Territory within such [*] period, such country or region shall automatically be deemed part of the Rigel Territory and excluded from the Kissei Territory upon the expiration of such [*] period.  In addition, prior to Kissei’s [*], if Rigel or Kissei receives a sublicensing request under the licenses granted to Kissei under this Agreement to Develop and Commercialize the Product in such country, Kissei shall use good faith efforts to negotiate a sublicense agreement with the requesting party on commercially reasonable terms and in accordance with Section 2.2.

4.9 Compliance.  Each Party shall Develop the Compound and Products in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.10 Development Records.  Each Party shall maintain complete, current, and accurate records of all Development activities conducted by it hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

4.11 Development Reports.  At each regularly scheduled JSC meeting, each Party shall provide the JSC with regular reports detailing its Development activities for the Products under this Agreement, and the results of such activities.  In addition, after the completion of any Clinical Trial or other study of the Products, the Party responsible for the conduct of such Clinical Trial or study shall in a timely manner provide the other Party with a data package consisting of, at a minimum, tables, lists, and figures, as well as any other Data specified in the Development Plan or otherwise agreed in writing by the Parties.  The Parties shall discuss the status, progress, and results of each Party’s Development activities under this Agreement at such JSC meetings.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.12 Use of Subcontractors.  Each Party may perform its Development activities under this Agreement through one or more subcontractors, provided that (a) such Party will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 13, and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to such Party (or, in the event such assignment is not feasible, a license to such intellectual property with the right to sublicense to such other Party).  The Parties may also subcontract work on terms other than those set forth in this Section 4.12 with the prior approval of the JSC.

4.13 Restrictions.  During the Term, neither Party nor any of its Affiliates or sublicensees shall, directly or through any Third Party, sponsor, conduct, cause to be conducted, otherwise assist in, supply any Product for use in connection with, or otherwise fund any research or Development of any Product that is inconsistent with this Agreement.  For clarity and without limiting the foregoing, if Kissei wishes to perform or sponsor any study or test on the Compound or Products, including any pre-clinical or non-clinical study, toxicology study, or CMC-related study, Kissei shall first prepare and provide to Rigel a Proposal detailing such study in accordance with Section 4.3 for the JSC’s approval.

4.14 Combination Product Development.  If either Party desires to Develop a Product in combination with another product, either as a combination product or combination therapy, then such Party shall notify the other Party via the JSC and the JSC shall discuss such proposed Development work at its next regularly scheduled meeting.

4.15 Materials Transfer.  In order to facilitate the non-clinical and CMC Development activities contemplated by this Agreement, either Party may provide the other Party certain biological materials or chemical compounds, including, but not limited to API, reference standard and metabolite, Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such non-clinical and CMC Development activities.  Any provision of such Materials [*].  Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except to subcontractors, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws.  The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

5.	Regulatory Activities
5.1 Regulatory Responsibilities.
(a) General.

(i) The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval for the Compound and Products by the appropriate Regulatory Authorities in the Kissei Territory and Rigel Territory.  Subject to the oversight of the JSC and except as otherwise set forth in the Development Plan, each Party shall be responsible for implementing such regulatory strategy in its territory.  The Development Plan shall also specify which Party shall apply for and hold Regulatory Filings in each country with respect to the conduct of Development activities, provided that Rigel shall apply for and hold all Regulatory Filings for Rigel Only Development Work and Rigel’s Independent Work and Kissei shall hold all Regulatory Filings for Kissei Only Development Work and Kissei’s Independent Work.  Except as otherwise provided herein or in the Development Plan or required by Applicable Law, each Party shall be responsible for the preparation and submission of any and all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product registrations and MAAs in its territory and shall own and hold all such Regulatory Filings (including Regulatory Approvals), except that Rigel shall be responsible for the preparation and submission of Product registrations and MAAs in the Kissei Territory to the extent based on Rigel’s Independent Work in the Kissei Territory and shall own and hold all such Product registrations and MAAs until Kissei reimburses Rigel for Kissei’s share of such Independent Work Costs as set forth in Section 8.2(b)(ii).  For the avoidance of doubt, in no event shall Kissei submit any Product registration application or MAA in the Rigel Territory.  At the filing Party’s reasonable request and expense ([*]), the other Party shall cooperate with the filing Party in the preparation of any Regulatory Filings or responses to inquiries from a Regulatory Authority in the filing Party’s territory, including by providing necessary Data (for clarity, subject to Section 4.7) and technical information and technical support.

(ii) Each Party shall be responsible for the costs of all regulatory activities in its territory, except that any costs incurred by Rigel in connection with regulatory activities in the Kissei Territory pursuant to Rigel’s Independent Work shall be Independent Work Costs of Rigel and subject to Section 8.2(b).

(iii) Kissei acknowledges that Rigel may be required to communicate with Regulatory Authorities in the Kissei Territory with regard to the Rigel Independent Work in the Kissei Territory as a result of Development and manufacturing activities in such territory.  Rigel shall notify Kissei as soon as reasonably possible of such communication with Regulatory Authorities in the Kissei Territory.

(b) Rigel Transfer of Regulatory Filings and Right of Reference.  Except as set forth in Section 5.1(c) and subject to Section 8.2(b) in the case of any of Rigel’s Independent Work, Rigel shall cooperate with Kissei to enable Kissei to submit Regulatory Filings and obtain MAA Approvals for Products in the Kissei Territory:

(i) provide Kissei with access and right of reference to all Regulatory Approvals and Regulatory Filings submitted to any Regulatory Authority in the Rigel Territory for the Compound and Products that are in Rigel’s name and Controlled by Rigel, other than INDs and MAAs relating to any of Rigel’s Independent Work in the Kissei Territory for which Kissei has not reimbursed Rigel pursuant to Section 8.2(b), or any other Clinical Trials conducted and Sponsored by Rigel in the Kissei Territory pursuant to the Development Plan; and

(ii) to the extent that such transfer is not permitted under Applicable Laws, Rigel shall provide to Kissei a right of reference or use to such Regulatory Approvals and Regulatory Filings, subject to Section 8.2(b) in the case of any of Rigel’s Independent Work.  Rigel shall provide appropriate notification of Kissei’s access and reference rights to the applicable Regulatory Authorities, at Kissei’s expense.  For the purposes of this Agreement, “right of reference” means the “right of reference or use” as defined in 21 C.F.R. §314.3(b) and any equivalent regulation outside the U.S., as each may be amended.

(c) Kissei Regulatory Information Sharing and Right of Reference.

(i) Kissei shall, in a timely manner, provide Rigel with copies of the final version and at least one interim draft version (or its summary as agreed by the JSC) of any Regulatory Filings prepared, submitted, or received by Kissei in the Kissei Territory pertaining to the Compound and Products, and Rigel shall have the right to review and comment on such Regulatory Filings.  For the purpose of this Section 5.1(c)(i), the Regulatory Filings will include CTNs.  Kissei shall share with Rigel the following communications/correspondence with any Regulatory Authority: (a) summary of contact reports Kissei receives concerning substantive conversations or substantive meetings in the Kissei Territory with the PMDA with respect to the Product or if contacts with those Regulatory Authorities are made orally, to be reduced in writing, (b) documents related to regulatory milestones and dates (e.g., submission, validations, agency review questions, and opinions, and their equivalent), and (c) cover letters of all agency submissions relating to the Compound or any Product.  For clarity, in each case (a)-(c), the documents shared with Rigel shall be provided “as is” and, to the extent available, Kissei shall provide an English translation to Rigel.  Kissei shall use Commercially Reasonable Efforts to grant to Rigel access and rights to use any such communications with any Regulatory Authority generated by or on behalf of any Sublicensee.    Should Kissei fail to obtain such access and rights from any Sublicensee, Kissei shall not have the right to grant access or rights to such Sublicensee to any Regulatory Filing or right of reference granted to Kissei by Rigel pursuant to Section 5.1(b).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) Kissei hereby grants to Rigel a right of reference to all Regulatory Filings pertaining to the Compound and Products submitted by or on behalf of Kissei.  Rigel may use such right of reference to seek, obtain, and maintain Regulatory Approval of the Products in the Rigel Territory, except that Rigel may use such right of reference to any Regulatory Filings based on Data resulting from Kissei’s Independent Work only to comply with its safety reporting obligations, unless Rigel reimburses Kissei for such work as set forth in Section 8.2(b).

5.2 Meetings with Regulatory Authorities.  On a current and ongoing basis, each Party shall provide the other Party with a list and schedule of any in-person meeting or material teleconference with the Regulatory Authorities (or related advisory committees) in the Kissei Territory and the Rigel Territory planned for the next Calendar Quarter that relates to the Development of the Compound and Products under the Development Plan in the Kissei Territory and the Rigel Territory (each, a “Regulatory Meeting”).  In addition, each Party shall notify the other Party as soon as reasonably possible if such Party becomes aware of any additional Regulatory Meetings that become scheduled for such Calendar Quarter and will keep the other Party informed of any significant interface or communication with any Regulatory Authority which might affect efforts to obtain Regulatory Approval for the Product in the Kissei Territory.  Each Party shall be solely responsible for any communications with any Regulatory Authorities occurring or required in connection with performing its regulatory responsibilities set forth in this Article 5 with respect to the Product in the Kissei Territory.　With respect to Regulatory Meetings for which Kissei is the responsible Party, Rigel shall have the right to provide input in preparation for all such Regulatory Meetings and Rigel may have its representatives attend any such Regulatory Meetings.  Kissei shall have these same rights with respect to any such Regulatory Meetings before such Regulatory Filings are transferred to Kissei under Section 5.1(b)(i).

5.3 Regulatory Inspections.  Each Party shall permit the Regulatory Authority(ies) in the other Party’s Territory to conduct inspections of itself, its Affiliates, its licensees and its Sublicensees and subcontractors (including Clinical Trial sites) relating to the Development of the Product under the Development Plan, and shall ensure that such Affiliates, its licensees and its Sublicensees and subcontractors permit such inspections.  In addition, each Party shall promptly notify the other Party of any such inspection and shall supply the other Party with all information pertinent thereto.  Each Party shall have the right to have a representative attend any such inspection.

5.4 Adverse Event Reporting; Pharmacovigilance Agreement.  As soon as reasonably practicable after the Effective Date, the Parties shall enter into a pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Products, such as Safety Data sharing, adverse events reporting, and safety signal and risk management (the “Pharmacovigilance Agreement”), which agreement shall be amended by the Parties [*] to comply with any changes in Applicable Laws or any guidance received from Regulatory Authorities.  Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws (including, to the extent applicable, those obligations contained in ICH guidelines) to monitor patients’ safety.  Rigel has established, and shall continue to hold (either by itself or through a vendor engaged by Rigel) the global safety database for the Products, and shall maintain such global safety database for so long as such Product is under Development or Commercialization by the Parties.  The Parties will collaboratively agree on data cut points for periodic aggregate safety reports and Rigel will author such reports; the Parties will jointly review and approve such reports before submission to worldwide Regulatory Authorities as required.  Rigel shall [*] such database and preparing such reports.  Kissei shall maintain its own safety database for the Product in the Kissei Territory and shall provide all Safety Data, including adverse event reports, in such database to Rigel in accordance with this Section 5.4 and the Pharmacovigilance Agreement.  Kissei shall [*] such database for the Kissei Territory and preparing reports in the Kissei Territory.  Rigel will ensure that each Party is able to access the data from the global safety database in order to meet legal and regulatory obligations.  The JSC shall establish a safety subcommittee, and all Safety Data, including adverse event reports, shall be submitted to such safety subcommittee and Rigel concurrently so that Rigel may update the global safety database accordingly.  Such safety subcommittee shall coordinate with respect to any Safety Data reporting for the Products to the Regulatory Authorities in the Kissei Territory, but each Party shall be primarily responsible for reporting quality complaints, adverse events, and Safety Data related to the Products to any necessary Regulatory Authorities, and responding to safety issues and to all requests of Regulatory Authorities related to the Products under any MAA or Regulatory Approval for the Product held by such Party and filed with such Regulatory Authorities, [*].  Each Party agrees to comply with its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees, and sublicensees to comply with such obligations.

5.5 No Harmful Actions.    If a Party reasonably believes that the other Party is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of such Product in the first Party’s territory, then such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.6 Notification of Threatened Action.  Each Party shall notify the other Party within [*], after receiving any information regarding any threatened or pending action, inspection, or communication by any Regulatory Authority which may adversely affect the safety or efficacy claims of any Product or the continued Development or Commercialization of any Product.  Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.7 Recalls.  In the event that a recall, withdrawal, or correction (including the dissemination of relevant information) of any Product in a Party’s territory is required by a Regulatory Authority of competent jurisdiction, or if any Regulatory Authority requires or advises either Party or such Party’s Affiliates or sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in a Party’s territory, or if a recall, withdraw, or correction of a Product in its territory is deemed advisable by such Party in its sole discretion, such Party shall so notify the other Party no later than [*] in advance of the earlier of (a) initiation of a recall, withdrawal, or correction, or (b) the submission of plans for such an action to a Regulatory Authority.  Any such recall, withdrawal, correction, or dissemination of information (e.g., “Dear Doctor” letter) shall be referred to herein as a “Recall”.  Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party.  All costs and expenses in connection with a Recall [*] shall be paid by [*], including the costs and expenses related to the dissemination of relevant information.  Each Party shall handle exclusively the organization and implementation of all Recalls of Products in its territory.  Notwithstanding the foregoing, any Recall related to the manufacture and supply of the Product by Rigel to Kissei shall be governed by the terms and conditions of the Supply Agreement (defined in Section 7.1).

5.8 Sunshine Reporting Laws.  Each Party acknowledges that the other Party may be subject to federal, state, local, and international laws, regulations, and rules related to the tracking and reporting of payments and transfers of value provided to health care professionals, health care organizations, and other relevant individuals and entities (collectively, “Sunshine Reporting Laws”), and agrees to provide the other Party with all information regarding such payments or transfers of value pertaining to the Joint Development Work by such Party in the form separately agreed in advance by the Parties as necessary for such other Party to comply in a timely manner with its reporting obligations under the Sunshine Reporting Laws.

6.	Commercialization

6.1 General.  Subject to the terms and conditions of this Article 6, Kissei shall have the sole and exclusive responsibility, at its own expense, for all aspects of the Commercialization of the Products in the Kissei Territory, including (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities and other payors regarding the price and reimbursement status of the Products, (c) marketing and promotion, (d) booking sales and distribution and performance of related services, (e) handling all aspects of order processing, invoicing and collection, inventory and receivables, (f) providing customer support, including handling medical queries, and performing other related functions, and (g) conforming its practices and procedures to Applicable Laws relating to the promotion, sales and marketing, access, and distribution of the Products in the Kissei Territory.

6.2 Commercialization Plan.  As soon as reasonably practicable, but no later than [*], Kissei shall prepare and present to the JSC a reasonably detailed plan for the Commercialization of the Product in the Kissei Territory (the “Commercialization Plan”).  The Commercialization Plan shall include such information on a country-by-country basis, as applicable.  Kissei shall update and amend the Commercialization Plan on [*] basis following the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

First Commercial Sale of the Product in the Kissei Territory and present such updates and any amendments to the JSC for review and discussion.  Subject to the provisions of this Agreement and compliance with the Commercialization Plan, Kissei shall have full Control and authority with respect to the day-to-day Commercialization of the Products and implementation of the Commercialization Plan.

6.3 Diligence.

(a) General.    During the Term, Kissei shall use Commercially Reasonable Efforts to Commercialize the Products for each and every Indication that has received or will receive Regulatory Approval in the Kissei Territory.

(b) Product Launch.  Kissei shall launch the Product for each Indication that has received Regulatory Approval in the Kissei Territory as soon as reasonably possible following receipt of such Regulatory Approval.  As applicable, Kissei shall obtain all Pricing and Reimbursement Approvals necessary to launch such Product for such Indication as soon as reasonably possible following receipt of MAA Approval of such Product in a country.  Without limiting the generality of the foregoing, Kissei shall launch the Product in each country in the Kissei Territory within [*] after receiving Regulatory Approval (or, where applicable, Pricing and Reimbursement Approval) of the Product for an Indication from the applicable Regulatory Authority in such country.  Thereafter, Kissei shall utilize Commercially Reasonable Efforts in the ongoing support for the Product in each country in the Kissei Territory.

(c) Commercial Financial Contribution. Kissei shall spend [*] in connection with the marketing and promotion of the Product in the Kissei Territory.

(d) Minimum Sales Force.  During the Term, Kissei shall engage in-house sales representatives to promote and detail the Product in Japan.  Without limiting the generality of the foregoing, prior to the date that is [*], Kissei shall have engaged [*] in-house sales representatives to promote and detail the Product in Japan.

(e) Commercial Updates.  Kissei shall update the JSC on [*] basis regarding its Commercialization activities with respect to the Products in the Kissei Territory.  Each such update shall be in a form to be agreed by the JSC and shall summarize Kissei’s and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Products in the Kissei Territory, and shall contain at least such information at such level of detail reasonably required by Rigel to determine Kissei’s compliance with its diligence obligations set forth in this Section 6.3.  Such updates shall include Kissei’s sales activities, sales forecasts for at least the next [*], marketing activities, and Medical Affairs Activities.

6.4 Coordination of Commercialization Activities.

(a) Generally.  The Parties, through the JSC (or JCC or other designated team), shall update each other on Commercialization strategies for the Product (e.g., for branding and messaging, international congresses, advisory boards) in their respective territories, and the Parties shall work together to identify and take advantage of any potential global strategies and messaging.  The foregoing shall not be construed as requiring either Party to seek the other Party’s consent in connection with such first Party establishing or implementing any sales, marketing, or medical affairs practices in such first Party’s territory.

(b) Pricing.  Kissei shall keep Rigel timely informed on the status of any application for Pricing and Reimbursement Approval or material updates to an existing Pricing and Reimbursement Approval in the Kissei Territory, including any discussion with a Regulatory Authority with respect thereto.  Kissei and its Affiliates and Sublicensees shall not sell any Product in [*], in such a manner as to [*] the selling price of the Product [*].

(c) Sharing of Promotional Materials.  Kissei shall, at its own expense, prepare, develop, produce, or otherwise obtain and utilize sales, promotional, advertising, marketing, website, educational, and training

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

materials (the “Promotional Materials”) to support its Commercialization activities in the Kissei Territory, and shall ensure that such Promotional Materials, as well as all information contained therein, comply with all Applicable Laws and are consistent with any Regulatory Approvals obtained for the Product in the applicable jurisdiction in the Kissei Territory.  At Rigel’s written reasonable request, Kissei shall share samples of and updates to Promotional Materials with respect to the Commercialization of the Products with Rigel. For clarity, the Promotional Materials shall be provided to Rigel “as is”.

(d) Commercialization in Rigel Territory.  For clarity, Rigel shall have the exclusive right to Commercialize the Product in the Rigel Territory at its own cost and expense, with or without Third Party(ies).

6.5 Medical Affairs Activities.

(a) Coordination of Global Medical Affairs Activities.  Rigel shall be responsible for all Medical Affairs Activities for the Product in the Rigel Territory in accordance with the medical affairs portion of the Development Plan.  Kissei shall be responsible for Medical Affairs Activities in the Kissei Territory in accordance with the medical affairs portion of the Development Plan, provided, however, that Rigel shall have the right, but not the obligation, to also conduct Medical Affairs Activities in the Kissei Territory in global support of the Product, consistent with the medical affairs portion of the Development Plan and under prior approval of the JSC.  Kissei will not undertake Medical Affairs Activities in the Rigel Territory without Rigel’s prior written consent to be given on a case-by-case basis.

(b) Advisory Panels.  To the extent practicable, each Party shall give the other Party written notice at least [*] in advance of any major market or international level advisory panel meetings with key opinion leaders with respect to the Commercialization of the jointly-developed Products in the Kissei Territory and the Rigel Territory that are held, sponsored, or attended by either Party or its Affiliate or sublicensee, and each Party shall have the right to attend and participate in such meetings with the consent of the other Party.

6.6 Diversion.  Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its sublicensees not to, directly or indirectly, promote, market, distribute, import, sell, or have sold any Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory.  Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of such Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory.  If a Party or its Affiliates or sublicensees receives any order for a Product for use from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.  Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Product for use in the other Party’s territory.

7.	Manufacture and Supply

7.1 Rigel shall manufacture and supply, itself or through a Third Party contract manufacturer, all Drug Product and its placebo in fill and finished form but without final packaging or labeling,  for use in the Development and Commercialization of the Products under this Agreement, as the exclusive manufacturer and supplier for Kissei, in compliance with the Applicable Laws in the Kissei Territory.

(a) All Drug Product and its placebo supplied by Rigel to Kissei for use for Development purposes shall be [*] to Kissei if such Drug Product and placebo is [*], and if it is [*] it shall be supplied [*], payment for which shall be due within [*] after Kissei’s receipt from Rigel of an invoice for such Drug Product and placebo.  Kissei shall provide Rigel with each request for Drug Product for Development purposes [*] of Drug Product ordered.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) All Drug Product supplied by Rigel to Kissei for use for Commercial sale shall be subject to the pricing set forth in Section 8.5.  Kissei shall be responsible, at its expense, for the final packaging and labeling of the Product for all countries in the Kissei Territory.  Kissei shall also be responsible, at its sole expense, for any specific manufacturing requirements, such as stability studies or development of finished product presentations, necessary to obtain MAA Approval of the Product in the Kissei Territory.

7.2 Drug Master File.  In connection with Kissei’s preparation and filing of an MAA for the Product in the Kissei Territory and to the extent required for MAA approval in the Territory, at Kissei’s request [*] ([*]), Rigel shall obtain and maintain a DMF for the Product to support such filing.

7.3 Supply Agreement.  Concurrently with the execution of this Agreement, the Parties shall enter into a supply agreement for the manufacture and supply of the Drug Product to Kissei (the “Supply Agreement”).

8.	Financial Provisions

8.1 Upfront Payment.  Kissei shall make a one-time, non-refundable, non‑creditable upfront payment to Rigel of thirty-three million dollars ($33,000,000) within ten (10) days after receiving an invoice from Rigel issued promptly after the Effective Date.

8.2 Sharing/Reimbursements of Development Costs.

(a) Shared Development Costs.  With respect to Joint Development Work, Kissei shall bear one hundred percent (100%) of all Development Costs (including Allowable Increases) for Joint Development Work pertaining to the Kissei Territory and Rigel shall bear one hundred percent (100%) of all Development Costs (including Allowable Increases) for Joint Development Work pertaining to the Rigel Territory, in each case as set forth in the Development Plan.  No later than [*] after the beginning of each Calendar Quarter during which a Party will perform any Joint Development Work in such Calendar Quarter, such Party shall submit to the other Party a statement setting forth the Development Costs incurred, including the other Party’s share (calculated in accordance with the foregoing sentence) of (i) estimated Development Costs for the then current quarter; (ii) variances from prior invoiced estimates and actual Development Costs; and (iii) Development Costs incurred by or on account of such Party in the past quarter not previously invoiced.  Such invoice shall include a reasonably detailed report for such Development Costs, including supporting documents.  The other Party shall pay the amount invoiced within [*] after the receipt of the invoice, subject to the other Party’s right to audit the invoicing Party’s records and books related to such costs as provided in Section 9.4.  If both Parties will perform Joint Development Work under the Development Plan in such Calendar Quarter, the Parties shall consolidate the payments for such Calendar Quarter into a single payment from one Party to the other Party, as applicable.

(b) Independent Work.

(i) Except as set forth below in this Section 8.2(b), each Party shall bear all of the Development Costs incurred by or on account of such Party in performing its own Independent Work (the “Independent Work Costs”). After the completion of such Independent Work, such Party shall provide the other Party with a report of such Independent Work Costs.  If a Party desires to submit any portion of the Data resulting from any Independent Work conducted by the other Party and related Regulatory Filings generated by the other Party to support Regulatory Approval in its own territory, then such Party shall notify the other Party in writing at any time following the completion of such Independent Work. Within [*] after its receipt of such notice, the Party conducting or having conducted such Independent Work shall submit to the other Party a reasonably detailed invoice setting forth [*] the Independent Work Costs that such other Party would have incurred in connection with the generation of such Data if such Independent Work Costs were Development Costs shared jointly by the Parties as set forth in Section 8.2(a) (e.g., with respect to Independent Work conducted by Rigel, Kissei would be responsible for [*] any Independent Work Costs pertaining to the Kissei Territory).  Should there be no Independent Work Costs pertaining to the Kissei Territory for Rigel Independent Work and Kissei wishes to reference the Data from such Independent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Work for regulatory purposes in the Kissei Territory, then the Parties shall negotiate in good faith a percentage reimbursement of Rigel’s Independent Work Costs for such Independent Work.  If Kissei decides to use such Data to support Regulatory Approval of the Product in the Kissei Territory, then Kissei shall notify Rigel in writing and pay the amount invoiced by Rigel within [*] after the receipt of such invoice.

(ii) Notwithstanding the foregoing Section 8.2(b)(i), if Rigel conducts Independent Work in the Kissei Territory and obtains MAA Approval of the Product in any country in the Kissei Territory for any new Indication or new formulation of the Product as a result of such Independent Work, Kissei shall be obligated to reimburse Rigel for the greater of: (A) [*] any of Rigel’s Independent Work Costs for Development activities specifically performed to support the MAA filing in such country in the Kissei Territory; and (B) the pro-rata share of the total costs for the global Development of such Product for such Indication allocated to the country(ies) or region(s) in the Kissei Territory [*].  Upon Rigel’s receipt of such payment in full, Kissei shall have the right and obligation to Commercialize, itself or through a Sublicensee, such Product under such MAA Approval.  In addition, Kissei shall pay to Rigel the milestone payment(s) set forth in Section 8.3 triggered by such Product for such Indication in such country that would have been paid if such Development and regulatory activities were conducted by Kissei (or its Affiliate or Sublicensee) instead of Rigel (i.e., MAA submission and approval milestone payments for such Indication) (the “Missed Milestone Payments”), by making a [*] payment to Rigel that is equal to [*] (the “Milestone Catch-Up Payment”) until the total amount of such Milestone Catch-Up Payments made by Kissei in aggregate equals the amount of such Missed Milestone Payments.  For clarity, such Milestone Catch-Up Payments shall commence with [*] and shall be in addition to the Transfer Price payments for such Product paid by Kissei to Rigel under Section 8.5(a) and ends at the end of the Commercialization Term.

(c) Internal Development Cost. Each Party shall record and calculate its internal Development Costs on an FTE basis at the applicable FTE Rate.
8.3 Development Milestone Payments.

(a) Development Milestones.  Subject to the remainder of this Section 8.3, Kissei shall pay to Rigel the one-time, non-refundable, non-creditable payments set forth in the table below upon the achievement of the applicable milestone event (whether by or on behalf of Kissei or its Affiliates or Sublicensees).

Milestone Event	Milestone Payment
	For 1st Indication Achieved	For 2nd Indication Achieved	For 3rd Indication Achieved
[*]	$[*]	$[*]	$[*]
[*]	$[*]	$[*]	$[*]
[*]	$[*]	$[*]	$[*]
[*]	$[*]	$[*]	$[*]
[*]	$[*]	$[*]	$[*]

For the application of the table above: (i) if [*] is the [*] Indication to achieve a milestone event, Kissei shall pay to Rigel the milestone payment for such milestone event set forth in the column for the [*] Indication achieved, and for [*], the milestone payment set forth in the column for the [*] Indication shall apply, unless such Indication is [*], in which event the milestone payment set forth in the column for the [*] Indication shall apply and the column for the [*] Indication shall apply to achievement of the milestone event in a [*] Indication; (ii) if [*] is the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*] Indication to achieve a milestone event, Kissei shall pay to Rigel the milestone payment for such milestone event set forth in the column for the [*] Indication achieved, and for [*], the milestone payment set forth in the column for the [*] Indication shall apply, unless such Indication is [*], in which event the milestone payment set forth in the column for the [*] Indication shall apply and the column for the [*] Indication shall apply to achievement of the milestone event in a [*] Indication; and (iii) if [*] is the [*] Indication to achieve a milestone event, Kissei shall pay to Rigel the milestone payment for such milestone event set forth in the column for the [*] Indication achieved, and for [*], the milestone payment set forth in the column for the [*] Indication shall apply if such milestone payment for the [*] Indication has not been made (i.e., [*]) or, the milestone payment set forth in the column for the [*] Indication shall apply if such milestone payment for the [*] Indication has previously been made.  For clarity, each milestone payment above shall be paid not more than once for each Indication and overall for no more than three Indications under this Agreement, and the total amount payable by Kissei to Rigel pursuant to this Section 8.3(a) is [*].  By way of example only, [*].  By way of further example only, [*].  By way of further example only, [*].

(b) Notice and Payment.  Kissei shall notify Rigel in writing within [*] after the achievement of any milestone set forth in this Section 8.3 by Kissei or its Affiliates or Sublicensees and, in the case of Independent Work conducted by Rigel in the Kissei Territory, Rigel will notify Kissei in writing within [*] after the achievement of any milestone set forth in this Section 8.3 by Rigel.  Promptly following receipt of any such notice from Kissei, Rigel will issue an invoice for the applicable development milestone payment to Kissei.  Kissei shall pay to Rigel the applicable development milestone payment within [*] after the receipt of such invoice.

8.4 Sales Milestones Payments.

(a) Kissei shall pay to Rigel the one-time, non-refundable, non-creditable payments set forth in the table below when the aggregated Net Sales of all Products [*] in any Calendar Year first reach the values indicated in the table below.  For clarity, each payment in this Section 8.4 shall be payable once only upon first achievement of the applicable milestone event, regardless  of the number of times such milestone is subsequently achieved.

Aggregate Net Sales of all Products [*] in a Calendar Year	Milestone Payment
Equal or exceed $[*]	$[*]
Equal or exceed $[*]	$[*]
Equal or exceed $[*]	$[*]
Equal or exceed $[*]	$[*]

(b) Notice and Payment.  As part of the report in Section 9.1, Kissei shall provide written notice to Rigel if the aggregated Net Sales of all Products [*] in any Calendar Year first reach the values set forth in Section 8.4(a) above, and Kissei shall pay to Rigel the corresponding Net Sales milestone payment within [*] after the end of such Calendar Year.

8.5 Transfer Price.
(a) Transfer Price During the Commercialization Term.

(i) In consideration for the Drug Product provided by Rigel to Kissei for Commercial use, Kissei shall pay to Rigel a provisional transfer price (the “Transfer Price”) equal to the percentage rates set forth

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in the table below (the “Transfer Price Rate”) for all Product provided to Kissei for sale by or on behalf of Kissei or its Affiliates or Sublicensees during the Commercialization Term.

Annual Net Sales of all Products in [*]	Transfer Price Rate
Portion less than or equal to $[*]	[*]%
Portion greater than $[*] and less than or equal to $[*]	[*]%
Portion greater than $[*]	[*]%

Annual Net Sales of all Products in [*]	Transfer Price Rate
(Regardless of the sales scale)	[*]%

(ii) Notwithstanding the foregoing, on a country-by-country or region-by-region basis, if [*] a unit of Product exceeds an amount equal to [*] for such unit of Product in such country or region (the “Base Percent”), the Transfer Price Rate set forth in Section 8.5(a)(i) for such unit of Product in such country or region shall be adjusted accordingly: for [*] the Base Percent, the Transfer Price Rate set forth in Section 8.5(a)(i) shall be increased by [*], provided, however, that in no event shall the Transfer Price Rate exceed [*].  By way of example only, [*] for such Product in a particular country, the Transfer Price Rate for such Product in such country shall be equal to [*] for portions of Net Sales less than or equal to [*] for portions of Net Sales greater than [*], but less than [*], and [*] for portions of Net Sales greater than [*].  For clarity, the Transfer Price Rate in this Section 8.5(a) shall apply to the units of Products sold for the period during which such Transfer Price Rate(s) applies, regardless of when such Products are manufactured and/or supplied to Kissei.  If, during the Commercialization Term, the Transfer Price for the Product [*] for such Product falls below an amount equal to [*] for such Product, the Parties shall discuss in good faith a modification in the Transfer Price Rate(s) for such Product [*].

(b) Transfer Price During the Extended Commercialization Term.  In consideration for the Drug Product provided by Rigel to Kissei for Commercial use, Kissei shall pay to Rigel a Transfer Price equal to [*] for all Product manufactured for sale by or on behalf of Kissei or its Affiliates or Sublicensees during the Extended Commercialization Term.  For clarity, Kissei shall have the right to obtain other source(s) of supply for the Compound and Drug Product and to conclude a contract with Rigel’s manufacturers directly after the Commercialization Term.

(c) Transfer Price Payments During the Commercialization Term.

(i) Estimated Price.  No later than [*] the first Product in the first Indication in the Kissei Territory, Kissei shall calculate and report to Rigel its good-faith, estimated average per unit Net Sales price for the Product in the Kissei Territory (the “ENS”) until the end of that Calendar Year.  Thereafter, no later than [*] before the beginning of each Calendar Year, Kissei shall calculate and report to Rigel the ENS for the Product in the Kissei Territory for such Calendar Year.  The ENS shall be calculated and reported by Kissei on a country-by-country basis.

(ii) Initial Payment.  For each unit of Drug Product delivered to Kissei in a Calendar Quarter during the Commercialization Term, Kissei shall pay to Rigel an amount equal to the Transfer Price Rate of the applicable ENS for Drug Product for such Calendar Quarter, which amount shall be paid within [*] Kissei receives Rigel’s invoice for such quantity of Drug Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Actual Price and True Up.  Within [*] after the end of each Calendar Quarter during the Commercialization Term, Kissei shall calculate and report to Rigel in writing the actual average per unit Net Sales price for the Product in the Kissei Territory in such Calendar Quarter (the “ANS”) on a country-by-country basis.  The ANS shall be calculated by dividing the Net Sales for such Calendar Quarter in a country by the number of units of Product sold by Kissei that constitutes the Net Sales for such period in such country.  Within [*] after Kissei’s report of the ANS for a Calendar Quarter:

(1) if the ANS is greater than the ENS for a country, then Kissei shall pay to Rigel a true up payment equal to the applicable Transfer Price Rate multiplied by (ANS – ENS) for each unit of Drug Product ordered by Kissei and delivered by Rigel for Commercial use in such country during such Calendar Quarter; and

(2) if the ANS is less than the ENS for a country, then Rigel shall issue a credit to Kissei equal to the applicable Transfer Price Rate multiplied by (ENS – ANS) for each unit of such Drug Product ordered by Kissei and delivered by Rigel for Commercial use in such country during such Calendar Quarter.

(d) Transfer Price Adjustments During the Commercialization Term.

(i) During the Commercialization Term, if one or more Generic Products to a Product is sold in any country in the Kissei Territory for such Product in such country, and such Generic Products [*] during such Calendar Quarter, the Transfer Price Rates provided in Section 8.5(a) for such Product shall be reduced in such country by [*] for such Calendar Quarter.

(ii) During the Commercialization Term, if it is necessary for Kissei to obtain a license from a Third Party under any Patent in a particular country in the Kissei Territory in order to sell a Product in such country and Kissei obtains such a license, Kissei may deduct from the Transfer Price that would otherwise have been due pursuant to Section 8.5(a) with respect to Net Sales of such Product in such country in a particular Calendar Quarter an amount equal to [*] paid by Kissei to such Third Party pursuant to such license on account of the sale of such Product in such country during such Calendar Quarter.  For clarity, [*].

(iii) Notwithstanding the foregoing, during any Calendar Quarter in the Commercialization Term for a Product in a country, the operation of subsection (i) and (ii) above, individually or in combination, shall not reduce by more than [*] the Transfer Price that would otherwise have been due under Section 8.5(a) with respect to Net Sales of such Product in such country during such Calendar Quarter.  Kissei [*].

(e) Transfer Price Payments During the Extended Commercialization Term.  The Transfer Price payable by Kissei to Rigel for each unit of Drug Product delivered to Kissei during the Extended Commercialization Term under Section 8.5(b) shall be due within [*] after Kissei’s receipt from Rigel of an invoice for such Drug Product.  For clarity, such payments shall not be subject to any offsets or reductions whatsoever, including those set forth in Section 8.5(d).

9.	Payment; Records; Audits

9.1 Payment; Reports.  All Transfer Price payments due under Section 8.5 shall be accompanied by a report setting forth, on a country-by-country basis, Net Sales of the Products by Kissei and its Affiliates and Sublicensees in the Kissei Territory in sufficient detail to permit confirmation of the accuracy of the Transfer Price payment made, including, for each country, the number of Products sold, the Gross Sales and Net Sales of Products, including the deductions from Gross Sales to arrive at Net Sales, the Transfer Price payable, the method used to calculate the Transfer Price, the exchange rates used, any adjustments to the Transfer Price Rate in accordance with Section 8.5(d), and whether any Net Sales milestone under Section 8.4 has been achieved.  Prior to the First Commercial Sale of the Product in the Kissei Territory, the Parties will agree on the form of Transfer Price report.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Kissei shall submit a single report for all Net Sales during a Calendar Year, including all of Kissei’s and its Affiliates’ and Sublicensees’ Net Sales, but shall separately identify the Net Sales and other information applicable to each entity.

9.2 Exchange Rate; Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  All payments hereunder shall be payable in U.S. dollars.  When conversion of Net Sales from any currency other than U.S. dollars is required, such conversion shall be at the exchange rate equal to the conversion rate for the U.S. dollar for the currency of the country in which the applicable Net Sales were made as published by [*].  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Rigel, unless otherwise specified in writing by Rigel.

9.3 Taxes.

(a) Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of the milestone payments, Transfer Price payments, and other payments made by Kissei to Rigel under this Agreement.  To the extent that Kissei is required by Applicable Laws to deduct and withhold taxes on any payment to Rigel, Kissei shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Rigel an official tax certificate or other evidence of such payment sufficient to enable Rigel to claim such payment of taxes.  Rigel shall provide Kissei any tax forms that may be reasonably necessary in order for Kissei to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so.  Rigel shall use reasonable efforts to provide any such tax forms to Kissei in advance of the due date.  Kissei shall provide Rigel with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Rigel.  Kissei shall have the right to deduct any such tax, levy, or charge actually paid from payment due to Rigel.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(c) Taxes Resulting From Kissei’s Action.  If a Party takes any action of its own discretion (not required by a Regulatory Authority), including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, which results in a withholding or deduction obligation (“Withholding Tax Action”), then such Party shall pay the sum associated with such Withholding Tax Action.  For clarity, if Kissei undertakes a Withholding Tax Action, then the sum payable by Kissei (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Rigel receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred.  Otherwise, the sum payable by Kissei (in respect of which such deduction or withholding is required to be made) shall be made to Rigel after deduction of the amount required to be so withheld or deducted.  If a change in Applicable Laws results in a withholding or deduction obligation absent either Party taking a Withholding Tax Action, then the amount of such withholding or deduction obligation shall be paid by Kissei to the applicable Governmental Authority on behalf of Rigel, provided that Kissei shall use reasonable efforts to assist Rigel in minimizing or recovering such withholding or deduction obligation.  The Parties shall use commercially reasonable efforts to invoke the application of any applicable bilateral income tax treaty that would reduce or eliminate otherwise applicable taxes with respect to payments payable pursuant to this Agreement.

9.4 Records; Audit.  Each Party shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit the other Party to confirm the accuracy of the amount of Development Costs and the Cost of Goods to be reimbursed or shared, achievement of Net Sales milestones, and the amount of Transfer Price and other payments payable under this Agreement.  Each Party will keep such books and records for at least [*] following the Calendar Year to which they pertain.  Upon reasonable prior notice, such records shall be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits may occur no more often than [*] each Calendar Year and not more frequently than [*] with respect to records covering any specific period of time.  Each Party shall only be entitled to audit the books and records from the [*] prior to the Calendar Year in which the audit request is made.  Such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement.  In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within [*] after the Auditor’s report.  The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which underpayment or overpayment was more than [*] of the amount set forth in such report, in which case the audited Party shall reimburse the auditing Party for the costs for such audit.  With respect more specifically to [*], in addition to the right of inspection and audit by an Auditor, [*] upon reasonable notice sent by the paying Party to the requesting Party and during regular business hours.

9.5 Late Payments.  In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due [*]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

10.	Intellectual Property
10.1 Ownership.

(a) Data.  All Data generated in connection with any Development or Commercial activities with respect to any Product conducted solely by or on behalf of Rigel and its Affiliates and licensees (other than Kissei) (the “Rigel Data”) shall be the sole and exclusive property of Rigel or its Affiliates or licensees, as applicable.  All Data generated in connection with any Development or Commercial activities with respect to any Product conducted solely by or on behalf of Kissei or its Affiliates or Sublicensees (the “Kissei Data”) shall be the sole and exclusive property of Kissei or of its Affiliates or Sublicensees, as applicable.  All Data generated in connection with any Joint Development Work or joint Commercial activities with respect to any Product and for which the Parties are sharing Development Costs pursuant to Section 8.2(a) shall be jointly owned by the Parties.  For clarity, each Party shall have access and right to use and reference the other Party’s Data as and to the extent set forth in this Agreement.

(b) Inventions.  Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.  The Parties will work together to resolve any issues regarding inventorship or ownership of Inventions.  Ownership of Inventions will be allocated as follows:

(i) Each Party shall solely own any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors, and the Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates (“Joint Inventions”).  All Patents claiming patentable Joint Inventions shall be referred to herein as “Joint Patents”.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign, and otherwise exploit its interest under the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

(ii) All data, Inventions, and Patents claiming such Inventions that relate to the composition, manufacture, or use of any Compound, or any improvement of any such composition, manufacture, or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

use, including in combination with other agents or components, together with all intellectual property rights therein, shall be deemed “Compound Inventions”.  To the extent that any Compound Invention is made by Kissei, whether solely or jointly with Rigel, such Compound Invention shall be included in the license granted to Rigel by Kissei under Section 2.4, without additional consideration.  Effective only upon the later of the expiration of the Commercialization Term or the expiration or termination of this Agreement: (A) Kissei hereby assigns to Rigel its rights, title, and interest in and to all Compound Inventions, and (B) solely in the event that the Commercialization Term expires, Rigel hereby grants to Kissei a fully-paid, royalty-free, perpetual, irrevocable, exclusive license under such Compound Inventions assigned by Kissei to Rigel for Kissei to use, sell, offer for sale, import, and otherwise Commercialize the Products in the Field in the Kissei Territory.

10.2 Patent Prosecution and Maintenance.
(a) Rigel Patents.

(i) Subject to this Section 10.2(a), Rigel shall have the sole right and obligation (subject to Section 10.2(a)(ii)) to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of the Rigel Patents (including Joint Patents) worldwide, [*] using counsel of its own choice.   Rigel shall keep Kissei informed of material progress with regard to the preparation, filing, prosecution, and maintenance of the Rigel Patents in the Kissei Territory, sufficiently in advance for Kissei to be able to review any material documents, including content, timing, and jurisdiction of the filing of such Rigel Patents in the Kissei Territory, and Rigel shall consult with, and consider in good faith the requests and suggestions of, Kissei with respect to strategies for filing, prosecuting, and defending, if any, the Rigel Patents in the Kissei Territory.

(ii) In the event that Rigel desires to abandon or cease prosecution or maintenance of any Rigel Patent (including Joint Patent) in any country in the Kissei Territory, Rigel shall provide reasonable prior written notice to Kissei of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] prior to the next deadline for any action that must be taken with respect to any such Rigel Patent in the relevant patent office).  In such case, upon Kissei’s written election provided no later than [*] after such notice from Rigel, Kissei shall have the right to assume prosecution and maintenance of such Rigel Patent at Kissei’s expense, and any claim included in such Rigel Patent shall cease to be a Valid Claim under this Agreement.  If Kissei does not provide such election within [*] after such notice from Rigel, Rigel may, in its sole discretion, continue prosecution and maintenance of such Rigel Patent or discontinue prosecution and maintenance of such Rigel Patent.

(iii) Rigel shall update Exhibit B on [*] basis during the Commercialization Term.  Notwithstanding the foregoing, solely with respect to [*] during the Term, Kissei shall have the right to [*] the update [*].  If Rigel [*] but shall also [*] under this Agreement, provided that, for clarity, in the event [*] under this Agreement. If Rigel disagrees with Kissei [*], such disagreement shall be subject to the dispute resolution process set forth in Article 15 (the  “Disputed Claims”).

(b) Kissei Patents.

(i) Subject to this Section 10.2(b), Kissei shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of all Kissei Patents (other than Joint Patents) worldwide, [*] by counsel of its own choice in the Kissei Territory and by counsel mutually agreed to by the Parties in the Rigel Territory.  Kissei shall keep Rigel informed of the status of filing, prosecution, maintenance, and defense, if any, of the Kissei Patents, and, [*] for Patents claiming or covering a Compound Invention, Kissei shall consult with, and consider in full good faith the requests and suggestions of, Rigel with respect to strategies for filing, prosecuting, and defending such Kissei Patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) In the event that Kissei desires to abandon or cease prosecution or maintenance of any Kissei Patent, Kissei shall provide reasonable prior written notice to Rigel of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] prior to the next deadline for any action that must be taken with respect to any such Kissei Patent in the relevant patent office).  In such case, upon Rigel’s written election provided no later than [*] after such notice from Kissei, Rigel shall have the right to assume prosecution and maintenance of such Kissei Patent at Rigel’s expense and Kissei shall assign to Rigel all of its rights, title, and interest in and to such Kissei Patent.  If Rigel does not provide such election within [*] after such notice from Kissei, Kissei may, in its sole discretion, continue prosecution and maintenance of such Kissei Patent or discontinue prosecution and maintenance of such Kissei Patent.

(c) Cooperation.  Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under Section 10.2 and in the obtaining and maintenance of any patent term extensions and supplementary protection certificates and their equivalents, [*].  Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application and the obtaining of any patent term extensions or supplementary protection certificates or their equivalents.

10.3 Patent Enforcement.

(a) Notice.  Each Party shall notify the other within [*] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Rigel Patents (including Joint Patents) in the Kissei Territory, which infringement adversely affects or is reasonably expected to adversely affect any Product, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any of the Rigel Patents (collectively, “Product Infringement”).

(b) Enforcement Right.  Rigel shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.  If Rigel (i) decides not to bring such legal action against a Product Infringement (the decision of which Rigel shall inform Kissei promptly) or (ii) Rigel otherwise fails to bring such legal action against a Product Infringement within [*] of first becoming aware of such Product Infringement, Kissei shall have the right to bring and control any legal action in connection with such Product Infringement at its own responsibility and expense and in consultation with Rigel.

(c) Collaboration.  Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d) Expense and Recovery.

(i) Except as set forth in subsection (ii) below, the enforcing Party shall be solely responsible for any cost and expenses incurred by such Party as a result of such enforcement action.  If such Party recovers monetary damages in such enforcement action, such recovery shall be allocated [*].

(ii) Notwithstanding the foregoing, if [*] is the enforcing Party against a Product Infringement in the Kissei Territory, [*] shall have the option to share [*] the cost and expense incurred by [*] in such enforcement action, which option [*] may exercise by providing written notice to [*] within [*] after receiving a notice from [*] that it has determined to bring such action.  If [*] exercises such option, then (1) [*] shall reimburse [*] for

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*] of all costs and expenses incurred by [*] in such enforcement action, within [*] from the date of invoice for such costs and expenses provided by [*]; and (2) if [*] recovers any monetary damages in such enforcement action, such recovery shall be allocated [*].

(e) Other Infringement.  Except for Product Infringement as set forth above, each Party shall have the exclusive right to enforce its own Patent against any infringement anywhere in the world.  For clarity, Rigel shall have the exclusive right to enforce (i) the Rigel Patents against any infringement in the Kissei Territory that is not a Product Infringement, and (ii) the Rigel Patents and Joint Patents against any infringement in the Rigel Territory, in each case at its own expense as it reasonably determines appropriate.  The Parties shall discuss global enforcement strategy for the Rigel Patents and Kissei Patents, including the defense of validity and enforceability challenges arising from any enforcement action.

(f) Infringement of Third Party Rights.  If any Product used or sold by Kissei, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any intellectual property rights in a jurisdiction within the Kissei Territory, Kissei shall promptly notify Rigel and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Absent any agreement to the contrary, and subject to claims for indemnification under Article 12, each Party may defend itself from any such Third Party claim at its own cost and expense, provided, however, that the provisions of Section 10.3 shall govern the right of Kissei to assert a counterclaim of infringement of any Rigel Patents.

10.4 Patents Licensed From Third Parties.  Each Party’s rights under this Article 10 with respect to the prosecution and enforcement of any Rigel Patent and Kissei Patent shall be subject to the rights (a) retained by any upstream licensor to prosecute and enforce such Patent Right, if such Patent Right is subject to an upstream license agreement; and (b) granted to any Third Party prior to such Patent Right becoming subject to the license grant under this Agreement.

10.5 Trademarks.

(a) Product Trademarks.  Subject to 10.5(c), each Party shall develop and adopt trademarks, including trade names, trade dresses, branding, and logos, to be used for the Products (the “Product Marks”) in its own territory [*]; provided, however, that the Parties shall collaborate to have a global, worldwide trademark to be used on the Product where possible and in such cases Rigel shall own such global Product Mark, subject to the license granted to Kissei in Section 10.5(b).  For clarity, Kissei may develop a trademark for its Commercialization of the Product in the Kissei Territory, which trademark is the notation of each national language in each country of the Kissei Territory parallel to Rigel’s global, worldwide trademark in the Kissei Territory (the “Kissei Product Mark”), and Kissei shall own such Kissei Product Mark. Each Party shall own all Product Marks developed by such Party.  Each Party shall be responsible for the registration, maintenance, defense, and enforcement of the Product Marks [*] using counsel of its own choice in its respective territory.  Kissei shall keep Rigel informed of material progress with regard to the registration, prosecution, maintenance, and defense, if any, of any Product Marks in the Kissei Territory, including content, timing, and jurisdiction of the filing of such Product Marks in the Kissei Territory.

(b) Trademark License.  Kissei shall use the Product Marks to Commercialize the Product in the Kissei Territory.  In addition, unless prohibited by Applicable Laws, Kissei shall use Commercially Reasonable Effort to include Rigel’s corporate trademark on the packaging and product information of the Products sold in the Kissei Territory to indicate that the Product is licensed from Rigel.  Rigel hereby grants to Kissei a limited, royalty-free license to use Rigel’s corporate trademark and Product Marks solely in connection with the Commercialization of the Product in the Kissei Territory under this Agreement.  All use of the Product Marks and Rigel’s corporate trademark shall comply with Applicable Laws and shall be subject to Rigel’s prior review and written approval, provided that such Rigel’s approval shall not be unreasonably withheld and delayed.  For clarity, Kissei shall also include its (or its Affiliate’s or Sublicensee’s, as applicable) corporate logo in the Product sold in the Kissei Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Global Strategy.  Where Rigel reasonably believes in good faith that a Product Mark developed by Kissei is not appropriate and conflicts with Rigel’s global strategy for the Product, the Parties shall use reasonable commercial efforts to agree on an alternative Product Mark.

11.	Representations and Warranties

11.1 Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

11.2 Covenants.

(a) Employees, Consultants, and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign (or, in the case of contractor, if the contracting Party is unable to obtain an assignment from such contractor despite good faith negotiation, to grant a license under) Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment.  Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c) Compliance. Each Party covenants as follows:
(i) In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.

(ii) Each Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, each Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and such Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Each Party and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not violate or cause the violation of the FCPA, Export Control Laws, or any other Applicable Laws, or otherwise cause any reputational harm to the other Party.

(iv) Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of this Agreement or the Development, manufacture, or Commercialization of any Product.

(v) Each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to conduct at its own cost and expenses inspections of and to audit the other Party’s books and records in the event of a suspected violation or to ensure compliance with the representations, warranties, and covenants of this Section 11.2(c); provided, however, that in the absence of good cause for such inspections and audits, each Party exercise this right no more than annually.

(vi) In the event that one Party has violated or been suspected of violating any of the representations, warranties, or covenants in this Section 11.2(c), such  Party will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that it will provide on anti-corruption law compliance or other relevant compliance.

(vii) Each Party will, at the other’s request, annually certify to the other Party in writing its compliance, in connection with the performance of its obligations under this Agreement, with the representations, warranties, or covenants in Section 11.2(c), which certification shall be issued by its appropriate executive.

(viii) Each Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party or its Affiliates or Sublicensees, in connection with the performance of such other Party’s obligations under this Agreement, has engaged in chronic or material violations of the FCPA.

11.3 Additional Rigel Representations, Warranties, and Covenants. Rigel represents, warrants, and covenants, as applicable, to Kissei that, as of the Effective Date:

(a) Exhibit B lists all Patents Controlled by Rigel in the Kissei Territory as of the Effective Date that claim the composition of matter or method of manufacture of the Compound and have been filed, prosecuted, and maintained in a manner consistent with Rigel’s standard practice, and in each applicable jurisdiction in which such Patent has been filed no official final deadlines with respect to prosecution thereof have been missed and all applicable fees have been paid on or before the due date for payment;

(b) All inventors of Inventions claimed in the Patents listed on Exhibit B have assigned their entire right, title, and interest in and to such inventions to Rigel and the inventors listed are correct and there are no claims or assertions in writing received by Rigel regarding the inventorship of such Patent alleging that additional or alternative Inventors ought to be listed;

(c) Rigel has the right to grant all rights and licenses it purports to grant to Kissei with respect to the Rigel Technology under this Agreement;
(d) Rigel has not granted any liens or security interests on the Rigel Technology;

(e) to Rigel’s knowledge, Rigel has not received any written notice from a Third Party that the Development of any Product conducted by Rigel prior to the Effective Date has infringed any Patents of any Third Party;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f) Rigel has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the Rigel Technology that would conflict with the rights granted to Kissei hereunder;

(g) no claim or action has been brought, or, to Rigel’s knowledge, threatened in writing, by any Third Party alleging that the Rigel Patents are invalid or unenforceable, and no Rigel Patent is the subject of any interference, opposition, cancellation, or other protest proceeding;

(h) to Rigel’s knowledge, no Third Party is infringing or misappropriating or has materially infringed or misappropriated the Rigel Technology in the Kissei Territory;

(i) Rigel is not aware of any Third Party Patents that would be necessary for Kissei to Develop, make, have made, use, sell, offer for sale, or import the Compound or Product in the Field in the Kissei Territory;

(j) to Rigel’s knowledge, it has disclosed to Kissei the clinical and non-clinical data in Rigel’s Control that is material to the evaluation of the safety, efficacy, and manufacturing process of the Product; and

(k) to Rigel’s knowledge, there are no issues or information, which to Rigel’s knowledge and reasonable opinion, are reasonably likely to have a material impact on the Development of the Product that have not been fully disclosed to Kissei in the course of Kissei’s due diligence.

11.4 Additional Kissei Representations, Warranties, and Covenants.

(a)  In connection with the performance of its obligations under this Agreement, Kissei shall comply and shall cause its and its Affiliates’ employees and contractors to comply with Kissei’s own anti-corruption and anti-bribery policy, a copy of which shall be provided to Rigel upon Rigel’s written request.

(b) Kissei represents, warrants, and covenants to Rigel that, as of the Effective Date, Kissei has not granted, and will not grant during the Term in the Rigel Territory or the Kissei Territory, any right to any Third Party under the Kissei Technology that would conflict with the rights granted to Rigel hereunder.  Kissei further represents, warrants, and covenants to Rigel that, as of the Effective Date, Kissei does not own or control any Kissei Patents.

11.5 Disclaimer.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the foregoing, (a) neither Party represents or warrants that any data obtained from conducting Clinical Trials in one country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.

12.	Indemnification

12.1 Indemnification by Rigel.  Rigel hereby agrees to defend, indemnify, and hold harmless Kissei and its Affiliates and their respective directors, officers, employees, and agents (each, a “Kissei Indemnitee”) from and against any and all liabilities, expenses, and losses including any product liability, personal injury, property damage, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Kissei Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses arise out of or result from: (a) the Development, use, manufacture, handling, storage, Commercialization, or other disposition of any Compound or Product by Rigel or its Affiliates or licensees or the contractors of any of them

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(excluding any activities by or on behalf of Kissei or its Affiliates or Sublicensees), (b) the negligence or willful misconduct of any Rigel Indemnitee, or (c) the breach by Rigel of any warranty, representation, covenant, or agreement made by Rigel in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 12.2(a), (b), or (c) for which Kissei is obligated to indemnify any Rigel Indemnitee(s) under Section 12.2.

12.2 Indemnification by Kissei.  Kissei hereby agrees to defend, indemnify, and hold harmless Rigel, its Affiliates, and licensees and their respective directors, officers, employees, and agents (each, a “Rigel Indemnitee”) from and against any and all Losses to which any Rigel Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, Commercialization, or other disposition of any Compound or Product by Kissei or its Affiliates or Sublicensees or the contractor of any of them, (b) the negligence or willful misconduct of any Kissei Indemnitee, or (c) the breach by Kissei of any warranty, representation, covenant, or agreement made by Kissei in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 12.1(a), (b), or (c) for which Rigel is obligated to indemnify any Kissei Indemnitee(s) under Section 12.1.

12.3 Procedure.  A party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action, or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof.  The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice.  The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

12.4 Insurance.  Each Party, at its own expense, for a period until [*] after expiration or termination of this Agreement, shall maintain commercial general liability insurance, including public and product liability and other appropriate insurance (e.g., contractual liability, bodily injury, property damage and personal injury coverage) (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term, at a minimum equivalent to [*] for any one claim or in the aggregate.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder.  In the event of use by either Party of subcontractors, sublicensees, or any Third Party in the performance of such Party’s obligations under the Agreement, such Party shall ensure that its subcontractor, sublicensee, or Third Party has a proper and adequate general liability insurance to cover its risks with respect to the other Party for damages mentioned above.

12.5 Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS,  IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 12.5 shall not be construed to limit either Party’s indemnification obligations under this Article 12 or damages available as a result of a breach of a Party’s EXCLUSIVITY obligations UNDER SECTION 2.9 OR CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 13.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.	Confidentiality

13.1 Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [*] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Article 13, shall not publish or otherwise disclose the terms of this Agreement.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

13.2 Exceptions.  The obligations of confidentiality and restriction on use under Section 13.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is disclosed to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto; or (d) is independently discovered or developed by the receiving Party without the use of or reference to the Confidential Information belonging to the disclosing Party.

13.3 Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;
(b) Regulatory Filings for Products that such Party has a license or right to Develop or Commercialize hereunder in a given country or jurisdiction;
(c) prosecuting or defending litigation as permitted by this Agreement;
(d) complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges; and

(e) disclosure to its and its Affiliates’ employees, consultants, contractors, agents, licensees and sublicensees, in each case on a need-to-know basis,  in connection with the Development, manufacture, or Commercialization of the Compound and Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f) disclosure to actual and bona fide potential investors, acquirers, licensees, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.3(c) or 13.3(d), it will, except where impracticable, give reasonable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 13.3(c) or 13.3(d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4 Publications.

(a) Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party (the “Disclosing Party”) regarding results of and other information regarding the Disclosing Party’s Development activities during the Term with respect to the Compound and Product, whether by oral presentation, manuscript, or abstract.  Before any such material is submitted for publication, or presentation of any such material is made, the Disclosing Party shall deliver a complete copy of the material proposed for disclosure to the other Party (the “Reviewing Party”) at least [*] prior to submitting the material to a publisher or initiating any other disclosure, or as close to these time frames as reasonably possible.  The Reviewing Party shall review any such material and give its comments to the Disclosing Party within [*] of the receipt of such material.  With respect to oral presentation materials and abstracts, the Reviewing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Disclosing Party with comments, if any.  Subject to Section 13.4(b), following the expiration of the applicable time period for review, the Disclosing Party shall be free to submit such proposed manuscript for publication or presentation materials for public disclosure, and does not need to follow this process for subsequent publications or presentations of the same data.

(b) If the Reviewing Party notifies the Disclosing Party within the applicable time period set forth in subsection (a) above that such publication or presentation, in either Party reasonable judgment:

(i) contains an invention for which the Reviewing Party desires to obtain patent protection, the Disclosing Party shall delay such publication or presentation for a period of up to [*] (or such other time period agreed by the Parties in writing) to permit the preparation and filing of a patent application for such invention, or

(ii) contains any Confidential Information of the Reviewing Party, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by the Reviewing Party  to the Disclosing Party, the Parties shall attempt to agree on revisions to the applicable disclosure so as to preserve both the commercial value of such Confidential Information and the scientific merit of such disclosure, provided that if and to the extent the Parties are unable to agree, the Disclosing Party shall delete such Confidential Information from the proposed publication or presentation.

13.5 Publicity; Public Disclosures.  It is understood that each Party will issue a press release announcing the signature of this Agreement in the forms agreed by the Parties, and subsequent press releases relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition, or delay its input to such releases by more than [*], and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable.  The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or other applicable agency or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.  In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 13.5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.6 Prior Confidentiality Agreement.  As of the Effective Date, the terms of this Article 13 shall supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information under this Agreement.

13.7 Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

14.	Term and Termination

14.1 Term.   This Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Article 14 (the “Term”).  Notwithstanding anything herein, on a Product-by-Product and country-by-country basis, upon the expiration of the Commercialization Term, whether or not this Agreement is later terminated pursuant to Section 14.3(c), the licenses granted to Kissei in Section 2.1, Section 10.1(b)(ii) (with respect to Compound Inventions assigned to Rigel by Kissei), and the Trademark license granted to Kissei under Section 10.5(b) shall become perpetual (even subsequent to the termination pursuant to Section 14.3(c)), exclusive and fully paid-up with respect to such Product in such country, subject only to Kissei’s payment obligations under Section 8.5(b) and Section 8.5(e) during the Extended Commercialization Term.

14.2 Termination for Cause.

(a) Material Breach.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within [*] after notice of such breach from the non-breaching Party.

(b) Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [*] after the commencement thereof.

(c) Patent Challenge.    Rigel shall have the right to terminate this Agreement immediately in its entirety upon written notice to Kissei if Kissei or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Rigel Patent.

(d) Safety Reasons.  Either Party shall have the right to terminate or suspend its Development and/or Commercialization of the Product in its Territory upon written notice to the other Party if the terminating Party reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of the Product is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize such Product.  Prior to any such termination, the terminating Party shall comply with such internal review and management approval processes as it would normally follow in connection with the termination of the development and commercialization of its own products for safety reasons. The terminating Party shall document the decisions of such committees or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

members of management and the basis therefor and shall make such minutes and documentation available to the other Party promptly upon written request.  In the event that Rigel terminates its Development or Commercialization of the Product according to this Section 14.2(d), and Kissei wishes to continue to Develop and/or Commercialize the Product in the Field in the Kissei Territory, Kissei shall notify Rigel in writing and any such continuation by Kissei shall occur only subject to an amendment to this Agreement to be negotiated between the Parties.

14.3 Termination without Cause.
(a) Prior to [*]. Prior to [*] the Product in the Kissei Territory, Kissei shall have the right to terminate this Agreement in its entirety without cause upon [*] prior written notice to Rigel.
(b) After [*]. Following [*] the Product in the Kissei Territory, Kissei shall have the right to terminate this Agreement in its entirety without cause upon [*] prior written notice to Rigel.

(c) After the Commercialization Term.   Either Party shall have the right to terminate this Agreement, on a Product-by-Product and country-by-country basis, without cause upon [*] prior written notice to the other Party so long as such termination becomes effective on or after the end of the Commercialization Term for such Product in such country.

14.4 Effects of Termination.    If Kissei, its Affiliates and/or Sublicensees continues to Commercialize the Product after the termination of this Agreement pursuant to Section 14.3(c), the licenses granted to Kissei in Section 2.1, Section 10.1(b)(ii) (with respect to Compound Inventions assigned to Rigel by Kissei), and the Trademark license granted to Kissei under Section 10.5(b) shall become perpetual, exclusive and fully paid-up with respect to such Product in such country for Kissei to continue to Commercialize the Product following such termination, subject only to Kissei’s payment obligations under Section 8.5(b) and Section 8.5(e) during the Extended Commercialization Term.  Upon the termination of this Agreement for any other reason,  the following subsections (a)-(h) will apply.  For clarity, during the pendency of any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(a) Licenses.  All licenses granted by Rigel to Kissei will automatically terminate, including all sublicenses granted by Kissei to any Sublicensee.  Except in the event of termination by Kissei under Section 14.2(a) for material breach by Rigel, the licenses granted by Kissei to Rigel shall survive in perpetual and fully-paid-up basis following such termination and shall automatically become worldwide.

(b) Regulatory Materials; Data.  Within [*] after the effective date of termination, Kissei shall transfer and assign to Rigel, [*], all Regulatory Filings and Regulatory Approvals for the Products, Data from all preclinical, non-clinical, and clinical studies of the Product conducted by or on behalf of Kissei, its Affiliates, or Sublicensees, and all pharmacovigilance data (including all adverse event data) on the Products.  In addition, at Rigel’s reasonable request, Kissei shall provide Rigel with Commercially Reasonable assistance with any inquiries and correspondence with Regulatory Authorities regarding the Product in the Kissei Territory, such assistance shall be limited to a period of [*] after such termination.

(c) Development Wind-Down.  Kissei shall either, as directed by Rigel, (i) wind-down any ongoing Development activities (including any Clinical Trials) of Kissei or its Affiliates and Sublicensees with respect to any Product in the Kissei Territory in an orderly fashion or (ii) promptly transfer such Development activities to Rigel or its designee, [*], in each case in compliance with all Applicable Laws.

(d) Cost of Ongoing Trials.  If there is any ongoing Clinical Trial of the Product under the Development Plan for which the Parties are sharing costs, then Kissei shall continue to share the cost of such Clinical Trial until [*].  The remaining costs from [*] until completion of such Clinical Trial (or early termination of such Clinical Trial by Rigel) shall be borne entirely by Rigel following [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Commercial Wind-Down.  The Parties agree that Kissei shall (i) continue certain ongoing Commercial activities of Kissei and its Affiliates and Sublicensees with respect to any Product in the Kissei Territory for a period of up to [*] after the effective date of termination and (ii) handoff such Commercial activities to Rigel or its designee, on a timetable to be set by the Parties, not to exceed [*] after the effective date of termination, and in compliance with all Applicable Laws.  During such commercial wind-down period, Kissei shall continue to book sales and pay the Transfer Price to Rigel in accordance with Section 8.5.  Except as necessary to conduct the foregoing activities as directed by Rigel, Kissei shall immediately discontinue its (and shall ensure that its Affiliates and Sublicensees immediately discontinue their) promotion, marketing, offering for sale, and servicing of the Product and its use of all Product Marks.  In addition, Kissei shall immediately deliver to Rigel ([*]) all samples, demonstration equipment, sales materials, catalogs, and literature of Rigel in Kissei’s possession or control.

(f) Transition Assistance.  Kissei shall use Commercially Reasonable Efforts to seek an orderly transition of the Development and Commercialization of the Compound and Products to Rigel or its designee.  Except in the event of termination by Kissei under Section 14.2(a), Kissei shall, [*], provide reasonable consultation and assistance for a period of no more than [*] after the effective date of termination for the purpose of transferring or transitioning to Rigel all Kissei Know-How not already in Rigel’s possession and, at Rigel’s request, all then-existing commercial arrangements relating to the Products that Kissei is able, using Commercially Reasonable Efforts, to transfer or transition to Rigel or its designee, in each case, to the extent reasonably necessary for Rigel to continue the Development or Commercialization of the Compound and Products in the Kissei Territory.  If any such contract between Kissei and a Third Party is not assignable to Rigel or its designee (whether by such contract’s terms or because such contract does not relate specifically to the Products) but is otherwise reasonably necessary for Rigel to continue the Development or Commercialization of the Compound and Products in the Kissei Territory, or if Kissei is performing such work for the Compound and Product itself (and thus there is no contract to assign), then Kissei shall reasonably cooperate with Rigel to negotiate for the continuation of such services for Rigel from such entity, or Kissei shall use Commercially Reasonable Efforts to continue to perform such work for Rigel, as applicable, for a reasonable period (not to exceed [*]) after the effective date of termination at Rigel’s cost until Rigel establishes an alternate, validated source of such services.

(g) Remaining Inventories.  Other than termination for safety reasons pursuant to Section 14.2(d), Kissei shall have the right to sell out the inventory of the Products held by Kissei as of the notice date of termination until the effective date of termination, subject to Kissei’s payment obligations to Rigel under Article 8 with respect to such sales.

(h) Trademarks.  The license granted to Kissei under Section 10.5(b) shall terminate and Kissei shall cease immediately the use of all Rigel Trademarks.  Unless this Agreement is terminated pursuant to Section 14.3(c), Kissei shall transfer and assign to Rigel, [*], all Kissei Product Marks.

(i) Non-Compete.  Following any termination of this Agreement by Rigel pursuant to Section 14.2, neither Kissei nor any of its Affiliates shall (directly or indirectly, either with or without a bona fide collaborator or any other Third Party) commercialize any Competing Product for a period of [*] following the effective date of such termination.

14.5 Confidential Information.  Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations.  All Kissei Data and Regulatory Filings assigned to Rigel upon termination of this Agreement will be deemed Rigel’s Confidential Information and no longer Kissei’s Confidential Information.

14.6 Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

termination of this Agreement: Articles 1, 9 (with respect to payment obligations accrued prior to such expiration or termination and/or during the Extended Commercialization Term), 12, 13, 15 and 16, and Sections 2.6, 4.15 (the 3rd, 4th and 5th sentences only), 8.5(b) and 8.5(e) (each solely during the Extended Commercialization Term), 10.1, 11.5, 14.4, 14.5 and 14.6.

14.7 Exercise of Right to Terminate.  All rights and obligations of a Party accrued prior to the effective date of a termination (including the rights to receive reimbursement for costs incurred prior to the effective date of such termination and payments accrued or due prior to the effective date of such termination) shall survive such termination.

14.8 Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

15.	Dispute Resolution

15.1 Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

15.2 Executive Mediation.  The Parties shall attempt to settle any dispute, controversy, or claim that arises out of, or relates to, any provision of the Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Executive Officers (or their respective designees having the authority to settle such Disputed Matter).  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within [*] after such notice, the Executive Officers (or their respective designees) shall meet for attempted resolution by good faith negotiations.  If the Executive Officers (or their respective designees) are unable to resolve such dispute within [*] of their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 15.3 below.

15.3 Dispute Resolution.

(a) If the Parties are unable to resolve a Disputed Matter using the process described in Section 15.2, then a Party seeking further resolution of the Disputed Matter will submit the Disputed Matter to resolution by final and binding arbitration.  Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party.  Arbitration will be held in [*] and administered by the International Chamber of Commerce pursuant to its ICC International Arbitration Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 16.1.  The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party will, within [*] after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators will together, within [*], select a third (3rd) arbitrator as the chairperson of the arbitration panel.  Each arbitrator must have significant business or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

legal experience in the pharmaceutical business.  If the two (2) initial arbitrators are unable to select a third (3rd) arbitrator within such [*] period, the third (3rd) arbitrator will be appointed in accordance with Rules.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within [*] of the final arbitration hearing.  No panel of arbitrators will have the power to award damages excluded pursuant to Section 12.5 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Decisions of the panel of arbitrators that conform to the terms of this Section 15.3 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction.  The losing Party, as determined by the panel of arbitrators, will pay all of the ICC administrative costs and fees of the arbitration and the fees and costs of the arbitrators, and the arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party.  If the panel of arbitrators determines that there is no losing Party, the Parties will each bear one-half of those costs and fees and the arbitrators’ award will so provide.  Notwithstanding the foregoing, each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.

(b) Notwithstanding the terms of and procedures set forth in Section 15.2 or 15.3(a), any applications, motions, or orders to show cause seeking temporary restraining orders, preliminary injunctions, or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”) concerning a Disputed Matter (including Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 13) may immediately be brought in the first instance and without invocation or exhaustion of the procedures set forth in subsections (a) and (b) for hearing and resolution in and by any court of competent jurisdiction.  Alternatively, a party seeking Injunctive Relief may immediately institute arbitral proceedings without invocation or exhaustion of the procedures set forth in subsections (a) and (b), and any such Injunctive Relief proceedings will be administered by the ICC pursuant to its ICC emergency arbitration procedures then in effect and applying the substantive law specified in Section 16.1.  In either event, once the Injunctive Relief proceedings have been conducted and a decision is rendered thereon by the court or arbitral forum, the Parties shall, if the Disputed Matter is not finally resolved by the Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 15.2 and 15.3(a).

(c) Notwithstanding the foregoing, this Section 15.3 shall not apply to any dispute, controversy, or claim that concerns (i) the validity, enforceability, or infringement of a patent, trademark, or copyright; or (ii) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory.  Disputes regarding the foregoing shall be brought in a court of competent jurisdiction in which such patent or trademark or copyright was granted or arose, or in which such law or regulation applies, in each case as applicable.

16.	General Provisions

16.1 Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

16.2 Entire Agreement; Modification.  This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

16.3 Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.4 Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.5 Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Compound and Products to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and provided further that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 16.5.  Any assignment not in accordance with this Section 16.5 shall be null and void. For clarity, neither Party’s rights and obligations under this Agreement shall be affected by the other Party’s assignment of this Agreement.

16.6 Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.

16.7 Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.7.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (i) the date of actual receipt, (ii) if air mailed, [*] after the date of postmark, (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries, or (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to Kissei, notices must be addressed to:

Kissei Pharmaceutical Co., Ltd
1-8-9 Nihonbashi-Muromachi,
Chuo-ku, Tokyo 103-0022 Japan
Attention: [*]
Facsimile: [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

【with a copy to】

Kissei Pharmaceutical Co., Ltd.

19-48 Yoshino, Matsumoto-City

Nagano-prefecture, 399-8710 Japan

Attention: [*]

Facsimile: [*]

If to Rigel, notices must be addressed to:

Rigel Pharmaceuticals, Inc.
1180 Veterans Blvd.
South San Francisco, CA 94080
USA
Attention:  [*]

Facsimile:  [*]

16.8 Force Majeure.    Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and uses reasonable efforts to overcome such event.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [*] after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

16.9 Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive.  The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

16.10 Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{Signature Page Follows}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties hereto have caused this Collaboration and License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

Rigel Pharmaceuticals, Inc. By: /s/ Raul R. Rodriguez Name: Raul R. Rodriguez Title: President and CEO	Kissei Pharmaceutical Co. Ltd. By: /s/ Mutsuo Kanzawa Name: Mutsuo Kanzawa Title: Chairman and CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List of Exhibits:

Exhibit A(1): Compound

Exhibit A(2): Active Compound

Exhibit B: Rigel Patents

Exhibit C: Initial Development Plan and Budget

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A(1):  Compound

fostamatinib disodium hexahydrate (“Compound”)

Chemical Name:  disodium (6-[[5-fluoro-2-(3,4,5-trimethoxyanilino)pyrimidin-4-yl]amino]-2,2-dimethyl-3-oxo-pyrido[3,2-b][1,4]oxazin-4-yl)methyl phosphate hexahydrate

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A(2):  Active Compound

Chemical Name:  6-((5-fluoro-2-((3,4,5-trimethoxyanilino)pyrimidin-4-yl)amino)-2,2-dimethyl-2H-pyrido[3,2-b][1,4]oxazin-3(4H)-one

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B: Rigel Patents

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C: Initial Development Plan and Budget

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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